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Filed pursuant to Rule 424(b)(1)
Registration No. 333-194887

30,000,000 Shares

HD Supply Holdings, Inc.

Common Stock

        All of the shares of common stock of HD Supply Holdings, Inc. being sold in this offering are being sold by the selling stockholders identified in this prospectus. HD Supply Holdings, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        The common stock of HD Supply Holdings, Inc. is listed on the NASDAQ Global Select Market under the symbol "HDS." The last reported sale price of our common stock on May 1, 2014 was $26.36 per share.

        See "Risk Factors" on page 17 to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders

Per Share	$ 26.00	$ 0.91	$ 25.09

Total	$780,000,000	$27,300,000	$752,700,000

(1)
See "Underwriting" for additional compensation details.

        The underwriters also may purchase up to 4,500,000 additional shares from the selling stockholders at the offering price less the underwriting discounts and commissions. HD Supply Holdings, Inc. will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about May 7, 2014.

BofA Merrill Lynch	Barclays	Credit Suisse	J.P. Morgan

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Baird	William Blair	Raymond James

BB&T Capital Markets	SunTrust Robinson Humphrey
Drexel Hamilton	Guzman & Company

The date of this prospectus is May 1, 2014.

        Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with different information or to make any representations other than those contained or incorporated by reference into this prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of the date such information is presented.

        For investors outside the United States: Neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

i

 SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS AND INFORMATION

        This prospectus and the information incorporated by reference into this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates," "anticipates" or other comparable terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus or in the documents incorporated by reference into this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies and the industries in which we operate.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including those reflected in forward looking statements relating to our operations and business, the risks and uncertainties discussed in "Risk Factors" in this prospectus and those described from time to time in our other filings with the SEC. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

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  inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

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  our ability to achieve profitability;

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  our ability to service our debt and to refinance all or a portion of our indebtedness;

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  limitations and restrictions in the agreements governing our indebtedness;

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  the competitive environment in which we operate and demand for our products and services in highly competitive and fragmented industries;

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  the loss of any of our significant customers;

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  competitive pricing pressure from our customers;

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  our ability to identify and acquire suitable acquisition candidates on favorable terms;

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  cyclicality and seasonality of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

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  our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

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  our ability to manage fixed costs;

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  the development of alternatives to distributors in the supply chain;

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  our ability to manage our working capital through product purchasing and customer credit policies;

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  potential material liabilities under our self-insured programs;

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  our ability to attract, train and retain highly qualified associates and key personnel;

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  limitations on our income tax net operating loss carryforwards in the event of an ownership change;

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  our ability to identify and integrate new products; and

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  the significant influence our sponsors have over corporate decisions.

        You should read this prospectus, including the uncertainties and factors discussed under "Risk Factors," and the documents incorporated by reference herein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the documents incorporated by reference into this prospectus are qualified by these cautionary statements. These forward looking statements are made only as of the date of this prospectus and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 TRADEMARKS

        We use various trademarks, service marks and brand names, such as HD Supply, USABluebook, Creative Touch Interiors and White Cap that we deem particularly important to the advertising activities and operation of our various business units, and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus and the documents incorporated by reference herein also refer to the brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective holders.

 MARKET AND INDUSTRY DATA

        This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management's knowledge of and experience in the market sectors in which we compete. We have not independently verified market and industry data from third party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

 SUPPLEMENTAL INFORMATION

        Unless the context otherwise indicates or requires, as used in this prospectus, (i) the terms "we," "our," "us," "HD Supply," and the "Company," refer to HD Supply Holdings, Inc. and its directly and indirectly owned subsidiaries as a combined entity, except where it is clear that the terms mean only HD Supply Holdings, Inc. exclusive of its subsidiaries and (ii) the term "HDS" refers to HD Supply, Inc., our primary operating company and a wholly-owned subsidiary of HD Supply Holdings, Inc.

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 2, 2014 ("fiscal 2013") included 52 weeks, fiscal year ended February 3, 2013 ("fiscal 2012") included 53 weeks, and fiscal year ended January 29, 2012 ("fiscal 2011") included 52 weeks.

        In January 2014, we decided to dispose of our Litemor business, a specialty lighting distributor within our HD Supply Canada business. Unless otherwise indicated, the information in this prospectus excludes our Litemor results of operations. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2014, filed with the SEC on March 25, 2014, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 26, 2014 and as further amended by Amendment No. 2 on Form 10-K/A, filed with the SEC on April 30, 2014 (as so amended, the "2013 Form 10-K") have been revised to present Litemor as a discontinued operation for the periods presented.

        The term "GAAP" refers to accounting principles generally accepted in the United States of America.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference into this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference into this prospectus before making an investment decision.

 Our Company

        We are one of the largest industrial distributors in North America. We believe we have leading positions in the three distinct market sectors in which we specialize: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. These market sectors are large and fragmented, and we believe they present opportunities for significant growth. We aspire to be the "First Choice" of customers, associates, suppliers and the communities in which we operate. This aspiration drives our relentless focus and is reflected in the customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships that define our culture. We believe this aspiration distinguishes us from other distributors and has created value for our shareholders, driven above market growth and delivered attractive returns on invested capital.

        We estimate that the aggregate size of our currently addressable markets is approximately $115 billion annually. We define our currently addressable markets as the total dollars spent in markets where we currently offer products. We serve our markets with an integrated go-to-market strategy. We operate through approximately 650 locations across 47 U.S. states and seven Canadian provinces. We have more than 15,000 associates delivering localized, customer tailored products, services and expertise. We serve approximately 500,000 customers, which include contractors, maintenance professionals, home builders, industrial businesses, and government entities. Our broad range of end-to-end product lines and services include over one million stock keeping units ("SKUs") of quality, name-brand and proprietary brand products as well as value-add services supporting the entire lifecycle of a project from infrastructure and construction to maintenance, repair and operations. For fiscal 2013, we generated $8,487 million in Net sales, representing 6.8% growth over fiscal 2012, or 9.4% growth excluding the 53rd week of fiscal 2012 and the impact of the amended Crown Bolt agreement with The Home Depot, Inc. ("Home Depot"); $764 million of Adjusted EBITDA, representing 11.5% growth over fiscal 2012, or 21.3% growth excluding the 53rd week of fiscal 2012 and the impact of the amended Crown Bolt agreement with Home Depot; and incurred a Net loss of $218 million representing an improvement of 81.5% over fiscal 2012. For a reconciliation of GAAP measures to the Non-GAAP measures, including a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Selected Consolidated Financial Data."

        We believe our long-standing customer relationships and competitive advantage stem from our knowledgeable associates, extensive product and service offerings, national footprint, integrated best-in-class technology, broad purchasing scale and strategic supplier relationships. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' businesses. Our value-add services include customer training, material and product fabrication, kitting, jobsite delivery, will call pick up options, as well as onsite managed inventory, online material management and emergency response capabilities. Furthermore, we believe our product application knowledge, comprehensive product assortment, and sourcing expertise allow our customers to perform reliably and provide them the tools to enhance profitability. We reach our customers through a variety of sales channels, including professional outside and inside sales forces, call centers and branch supported direct marketing programs utilizing market specific product catalogs, and business unit websites. Our distribution network allows us to provide rapid, reliable, on-time delivery and customer pickup throughout the U.S. and Canada. Additionally, we believe our highly integrated, best-in-class technology provides leading e-commerce and integrated workflow capabilities for our customers, while providing us unparalleled pricing, budgeting, reporting and analytical capabilities across our Company.

We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability and the ability to directly integrate with their systems and workflows.

        Since 2007 we have undertaken significant operating and growth initiatives at all levels. We developed and are implementing a multi-year strategy to optimize our business mix. This strategy includes entering new markets and product lines, streamlining and upgrading our process and technology capabilities, acquiring new capabilities and selling non-core business units. At the same time, we attracted what we believe to be "best of the best" talent capitalizing on relevant experience, teamwork and change navigation. With this transformational execution behind us, we believe we are well-positioned to continue to grow in excess of the markets in which we operate.

Summary of Reportable Segments

        We operate through four reportable segments: Facilities Maintenance, Waterworks, Power Solutions and White Cap. Although these reportable segments are distinct and specialized to reflect the needs of their customers, we operate our Company with an integrated go-to-market strategy.

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  Facilities Maintenance.  Facilities Maintenance distributes maintenance, repair and operations ("MRO") products, provides value-add services and fabricates custom products for multifamily, hospitality, healthcare and institutional facilities.

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  Waterworks.  Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and wastewater industries for non-residential and residential uses.

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  Power Solutions.  Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries.

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  White Cap.  White Cap distributes specialized hardware, tools, engineered materials and safety products to non-residential and residential contractors.

        The table below is a summary of our four reportable segments.

Overview	Catalog-Based Distributor of MRO Products to Maintenance Professionals	Distributor of Water, Sewer, Storm and Fire Protection Products	Distributor of Utilities and Electrical Construction and Industrial Products	Distributor of Specialty Construction and Safety Supplies
Fiscal 2013 Net Sales	$2.3 billion	$2.2 billion	$1.8 billion	$1.3 billion
Fiscal 2013 Adjusted EBITDA(1)	$434 million	$173 million	$76 million	$79 million
Adjusted EBITDA Margin(2)	18.6%	7.8%	4.1%	6.1%
Growth(3)	13.9%	28.1%	8.6%	43.6%
Estimated Addressable Market Size(4)	$49 billion	$11 billion	$35 billion	$20 billion
Est. Market Share(4)	5%	21%	5%	7%
Est. Market Position(5)	#1 in Multifamily	#1 Nationally	#1 in Utilities	#1 Full Service Distributor Nationally
Locations	41 Distribution Centers in U.S.; 2 in Canada	239 Branches in 45 U.S. States	110 Branches in 26 U.S. States; 4 in Canada	147 Branches in 31 U.S. States
Approx. SKUs	185,000	320,000	205,000	240,000
Select Products

Electrical and Lighting Items; Plumbing; HVAC Products; Appliances; Janitorial Supplies; Hardware; Kitchen and Bath Cabinets; Window Coverings; Textiles and Guest Amenities; Healthcare Maintenance; Water and Wastewater Treatment Products

Water and Wastewater Transmission Products Including Pipe (PVC, Ductile Iron, HDPE); Fittings; Valves; Fire Protection; Metering Systems; Storm Drain; Hydrants; Fusion Machine Rental; Valve Testing and Repair

			Pole Line Hardware; Wire and Cable; Gear and Controls; Power Equipment; Fixtures and Lighting; Meters	Concrete Accessories and Chemicals; Tools; Engineered Materials and Fasteners; Safety; Erosion and Waterproofing

Value-add Services	Next Day Delivery; Customized and Fabricated Products; Renovations and Installation Services; Technical Support; Customer Training; e-Commerce Solutions

Proprietary PC-based Estimating Software; Job Management Reports; Electronic Billing; On-demand Customer Reports; Part Number Interchange; Material Management Online ("MMO"); Database Depot; Distributor Managed Inventory ("DMI")

Emergency Response Solutions; Integrated Inventory and Sourcing Solutions; IT Solutions (Virtual Warehouse, EDI, Online Ordering, Custom Online Catalog); SmartGrid; Project Services (Material Take Offs and Laydown Yards); Tool Repair

Pre-Bid Assistance; Product Submittals; Value Engineering; Change Order Support; Rentals (Tilt-Up Braces, Forming/Shoring, Equipment); Fabrication Including Detailing and Engineering; Tool Repair; Electronic Billing

Customer Examples	Residential Property Owners and Managers; Hotels and Lodging Facilities; Assisted Living Facilities; Institutions; Water and Wastewater Treatment Facilities	Professional Contractors Serving Municipalities, Non-residential and Residential Construction	Municipalities and Co-ops; Investor Owned Utilities; Non-residential, Residential and Mechanical Contractors; Industrial (Industrial Manufactures, MRO, Oil and Gas Contractors)	Professional Contractors Serving Non-residential, Residential and Industrial Construction

"Best Performance Translation" Shared Best Practices Among Leadership, Sales, Marketing, Merchandising, IT and Supply Chain

(1)
Adjusted EBITDA is our measure of profitability for our reportable segments as presented within our consolidated financial statements in accordance with GAAP. See Note 14 of the Notes to Consolidated Financial Statements included in the 2013 Form 10-K, incorporated by reference into this prospectus.
(2)
Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by Net sales.
(3)
Growth is equal to growth in Adjusted EBITDA over fiscal 2012, excluding the 53rd week of fiscal 2012.
(4)
Management estimates based on market data and industry knowledge. Market share is based on our revenues relative to the estimated addressable market size.
(5)
Market position is based on our revenues relative to the estimated revenues of known competitors in addressable markets. Unless stated otherwise, market position refers to management's estimate of our market position in North America within the estimated addressable markets we serve.

 Our Market Sectors

        We offer a diverse range of products and services to the Maintenance, Repair & Operations, Infrastructure & Power and Specialty Construction market sectors in the U.S. and Canada. The markets in which we operate have a high degree of customer and supplier fragmentation, with customers that typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        The table below summarizes our market sectors, business units and end-markets, including our Net sales by end-market.

*
Excludes HD Supply Canada.

(1)
Management estimates based on market data and industry knowledge.

(2)
Crown Bolt, Creative Touch Interiors, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(3)
Figures do not foot due to rounding. Excludes HD Supply Canada.

Maintenance, Repair & Operations

        In the Maintenance, Repair & Operations market sector, our Facilities Maintenance, Crown Bolt and Repair & Remodel business units serve customers across multiple industries by primarily delivering supplies and services needed to maintain and upgrade multifamily, hospitality, healthcare and institutional facilities. Facilities Maintenance and Crown Bolt are distribution center based models, while Repair & Remodel operates through retail outlets primarily serving cash and carry customers. We estimate that this market sector currently represents an addressable market in excess of $49 billion annually with demand driven primarily by ongoing maintenance requirements of a broad range of existing structures and traditional repair and remodeling construction activity across multiple industries. We believe Facilities Maintenance customers value speed and product availability over price. In addition, we believe that our leadership position in this sector positions us to capitalize on improving business conditions across our addressable market. For example, we expect to benefit from the relative stability of demand for MRO materials during periods of lower vacancy rates within multifamily housing and higher occupancy rates within hospitality.

Infrastructure & Power

        In the Infrastructure & Power market sector, Waterworks and Power Solutions support both established infrastructure and new projects by meeting demand for critical supplies and services used to build and maintain water systems and electrical power generation, transmission and distribution infrastructure. We estimate that this market sector currently represents an addressable market in excess of $46 billion annually with demand in the U.S. driven primarily by an aging and overburdened national infrastructure, general population growth trends and the need for cost-effective energy distribution. The broad geographic presence of our business units, through a regionally organized branch distribution network, reduces our exposure to economic factors in any single region. We believe we have the potential to capitalize on a substantial backlog of deferred projects that will need to be addressed in the coming years as a result of our customers delaying much needed upgrades or repairs during the recent economic downturn as well as a recovery in the non-residential and residential construction end-markets.

Specialty Construction

        In the Specialty Construction market sector, White Cap and Creative Touch Interiors ("CTI") serve professional contractors and trades by meeting their distinct and customized supply needs in non-residential, residential and industrial applications. We estimate that this market sector currently represents an addressable market in excess of $20 billion annually with demand driven primarily by residential construction, non-residential construction, industrial and repair and remodeling construction spending. White Cap is our primary business unit serving this sector through the broad national presence of its regionally organized branch distribution network. CTI serves its market through a network of branches and design centers. We believe we are well-positioned to benefit from the recovery from historical lows within the non-residential and residential construction end-markets.

 Our Strengths

        We believe that we benefit significantly from the following competitive strengths:

        Collaborative results driven culture and exacting execution driving growth.    Our culture of customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships promotes continuous learning and drives our entire team to perform at the highest level. Rather than singularly investing and recognizing returns in one business unit, we leverage investments in one business unit across all of our other business units.

        Leadership positions with significant scale in large, fragmented markets.    Our Facilities Maintenance, Power Solutions, Waterworks and White Cap business units are leading North American industrial distributors in each of the addressable markets they serve based on sales. We believe that our size and competitive position as well as the fragmentation and competitive dynamics of the markets we serve make them opportunity-rich for profitable growth.

        Specialized business model delivering a customer success based value proposition.    We offer our customers a breadth of products and services tailored to their specific needs. Our local presence and intimate understanding of our customers allow us to optimize our sales coverage model. We also provide differentiated, value-add services to our customers.

        We believe that the breadth of our product and service offering provides significant competitive advantages versus smaller local and regional competitors, helping us earn new business and secure repeat business.

        Strategic diversity across customers, suppliers, geographic footprint, products and end-markets.    We believe that by developing relationships with a diverse set of customers, we gain significant visibility into the future needs of our marketplace. Our broad base of approximately 500,000 customers has low concentration with no single customer representing more than 3% of our total sales and our top 10 customers representing only approximately 9% of our total sales during fiscal 2013. We maintain relationships with approximately 15,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of product shortages. Our diverse geographic footprint of over 650 locations limits our dependence on any one region. We also believe that our diversity of end-market exposures is a key competitive strength, as our growth opportunities and ability to deploy resources are not constrained by any single end-market dynamic. We believe that we stand to benefit both from large end-markets that are characterized by stable long-term growth potential, as well as from end-markets that are exposed to cyclical dynamics.

        Highly efficient and well-invested operating platform driving high returns on invested capital.    Through a series of efficiency improvements and investments in the business, we believe we have transformed our business into a highly efficient platform which is well-positioned for future growth. Our operating efficiency is evidenced by the improvement in our return on invested capital, which has increased from 9% in 2009 to 32% in 2013. Return on invested capital is a non-GAAP metric. For additional detail, including a calculation of return on invested capital, see "Selected Consolidated Financial Data."

        Transformational management team.    HD Supply's executive management team has played a vital role in establishing our leading market share positions in each of our four main business units. Our CEO, Joseph DeAngelo, has over 30 years of global operating experience, including over 17 years in various leadership roles at General Electric Company ("GE") and Home Depot, including Chief Operating Officer. The rest of our executive management team has an average of nearly 10 years at HD Supply and its predecessors, and brings decades of experience from leading companies. Consistent themes at all levels of our management are long-tenured experience, focus on team chemistry and active presence in the field, which promote effective change.

        Highly integrated technology infrastructure.    We have an integrated IT infrastructure and a number of common technologies and centers of excellence. Our access to and ability to analyze real-time data provided by our integrated IT infrastructure allows us to take appropriate and swift action across our business units, which we believe differentiates us from our smaller competitors.

        Deep and strategically aligned relationships with suppliers.    We have developed extensive and long-term relationships with many of our suppliers. We believe our above market growth provides our suppliers with their own growth opportunities. This plus a history of close coordination, positions us as a preferred distributor for our key suppliers. We believe this provides access to new products, custom training on specialized products and early awareness of upcoming projects. Further, because they enable us to source both standard and difficult-to-find products in a timely manner, our strategic supplier relationships make us the distributor of choice to many of our customers.

        Proven results.    As a result of our strengths discussed above, we have consistently achieved above market organic growth across our four reportable segments. Organic sales growth for fiscal 2013 compared to the growth in the relevant addressable market is illustrated in the chart below.

(1)
We define the relevant addressable market as the estimated total dollars spent in markets where a reportable segment offers products. Market growth figures are management estimates of changes in total spending in the relevant addressable market derived from third party data sources.

(2)
Segment growth based on organic sales growth (excluding acquisitions). HD Supply growth figures exclude the 53rd week of fiscal 2012.

        In addition, we have consistently achieved strong operating leverage driven by our transformational execution, lean and dynamic organization, and strategic growth initiatives. Operating leverage for fiscal 2013 is illustrated in the chart below.

(1)
Segment growth based on sales and Adjusted EBITDA growth. Both growth figures include acquisitions and exclude the 53rd week of fiscal 2012.

 Our Strategy

        Our objective is to strengthen our competitive position, achieve above market rates of profitable growth and increase shareholder value through the following key strategies:

        Be the First Choice.    Our aspiration to be the "First Choice" of customers, associates, suppliers and communities drives our strategy and defines our culture. We seek to strengthen existing customer relationships and cultivate new ones through our customer centric approach and dedication to their success.

        Our dedication to providing superior work environments, experiences and opportunities supports our efforts to be the "First Choice" of the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market strategy for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.

        Continue to invest in specific, high-return initiatives.    Over the past four years, we have invested more than $1 billion into specific, targeted operating and growth initiatives driving profitability and efficient growth. We will continue to leverage these initiatives and invest in additional growth initiatives. We expect these initiatives will help us maintain above market, profitable growth rates.

        Capitalize on accelerating growth across our multiple and varied end-markets.    We have made significant investments and believe we can benefit from the recovery and growth in our end-markets. We have also strategically and operationally positioned ourselves to benefit from a recovery in our end-markets that are exposed to cyclical dynamics. We believe the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are entering a series of inflection points which will accelerate in sequential, overlapping stages throughout the economic cycle, as they have historically. Additionally, we believe many of our customers delayed required upgrades or repairs during the recent economic downturn, and there is a substantial backlog of projects to be addressed in the coming years. We believe our ample supply capacity and significant operating leverage will result in growth across our various end-markets.

        Continue to invest in attracting, retaining and developing world class talent.    To be the "First Choice," we will maintain and expand our already strong talent base. We develop our employees through specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while spreading knowledge and expertise across our entire organization through frequently redeploying top talent between business units. We believe these opportunities are superior to those offered by much of our competition, and help us develop, attract and retain world class talent. Furthermore, our focus and culture have led to investments in a range of broader associate benefits, such as our "Be Well" program, through which our CEO has challenged each employee to achieve a specified level of physical health (as measured by body mass index and other health targets), which we track and reward across the organization.

        Continue our focus on operational excellence and speed and precision of execution.    Our gross profit as a percentage of Net sales ("gross margin") has increased from 28.0% in fiscal 2009 to 29.1% in fiscal 2013 and our Selling, general and administrative expenses as a percentage of sales declined from 23.0% to 20.4% during the same time period. We emphasize sourcing, pricing discipline and working capital management across all of our business units. As a result of our discipline and ability to successfully leverage our fixed cost infrastructure, our financial performance has improved through the recent downturn. Our continued focus on operational excellence enables us to drive the speed and precision necessary to be the "First Choice."

        Attract new customers and develop new market opportunities.    We believe the comprehensive nature of our operations across a project lifecycle facilitates extensive, shared market awareness among our business leaders. We believe this widespread market insight enhances our customer relationships as it allows us to partner with customers in understanding their specific needs and providing quality products and services. We intend to capitalize on our market awareness of new projects to maximize sales across all of our business units. Our four principal business units can provide the materials and tools necessary to construct buildings and infrastructure above and below the ground, while also supplying the components needed to keep the operations well maintained. We believe this is the "HD Supply Advantage," or our differentiated ability to "supply the products and services to build your city and keep it running."

        Supplement strong organic growth with "tuck-in" acquisitions in core and adjacent markets.    Our organic growth is complemented by select "tuck-in" acquisitions in core and adjacent markets to supplement our product set, geographic footprint and other capabilities. Our business development team selectively pursues acquisitions that are culturally compatible and meet our growth and business model criteria. As a result of our highly efficient operations, industry leading IT systems, strategically aligned supplier relationships and broad distribution platform, there are opportunities to achieve substantial synergies in our acquisitions, and thereby reduce our effective (post-synergy) transaction multiples.

Ownership and Corporate Information

Equity Sponsor Overview

        On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the "Equity Sponsors") formed the HD Supply (previously named HD Supply Investment Holding, Inc.) and entered into a stock purchase agreement with Home Depot pursuant to which Home Depot agreed to sell to HD Supply, or to a wholly-owned subsidiary of HD Supply, certain intellectual property and all the outstanding common stock of HDS and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, HD Supply's direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HDS through the merger of its wholly-owned subsidiary, HDS Acquisition Corp., with and into HDS and CND Holdings, Inc. Through these transactions (the "2007 Transactions"), Home Depot was paid cash of $8.2 billion and 12.5% of HD Supply's then outstanding common stock.

        On July 2, 2013, we completed an initial public offering ("IPO") of 61,170,212 shares of our common stock on the NASDAQ Global Select Market ("NASDAQ"). As of February 2, 2014, investment funds associated with the Bain, Carlyle and CD&R (each as defined below and, collectively our "Equity Sponsors") owned approximately 57% of our outstanding capital stock without giving effect to outstanding options.

        The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future acquire controlling interests in businesses that complement or directly or indirectly compete with certain portions of our business. If the Equity Sponsors pursue such acquisitions in our industry, those acquisition opportunities may not be available to us.

        Bain Capital Partners, LLC.    Bain Capital Partners, LLC is a global private investment firm, whose affiliates include Bain Capital Partners, LLC (along with its associated private equity investment funds, or any successor to its investment management business, "Bain"), that manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return investments with over $70 billion in assets under management. Since 1984, Bain's private equity affiliates have made over 260 investments in a variety of industries around the world. Currently, Bain has a team of over 250 investment professionals supporting its private equity investments and portfolio companies.

Headquartered in Boston, Bain Capital, LLC has offices in New York, Palo Alto, Chicago, London, Luxembourg, Munich, Hong Kong, Shanghai, Tokyo, and Mumbai.

        The Carlyle Group.    The Carlyle Group (along with its associated investment funds, or any successor to its investment management business, "Carlyle") is a global alternative asset manager with $189 billion of assets under management in 118 active funds and 100 fund of fund vehicles as of December 31, 2013. Carlyle invests across four segments—Corporate Private Equity, Real Assets, Global Market Strategies and Solutions—in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle employs more than 1,500 people in 34 offices across six continents. Select portfolio companies include: Nielsen, AMC, Allison Transmission, Axalta Coating Systems, and Getty Images.

        Clayton, Dubilier & Rice, LLC.    Clayton, Dubilier & Rice, LLC (along with its associated investment funds, or any successor to its investment management business, "CD&R") is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since its founding in 1978, CD&R has managed the investment of more than $19 billion in 59 businesses with an aggregate transaction value of more than $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses. CD&R has a long history of investing in market leading distribution businesses, including US Foods, the second largest broadline foodservice distributor in the U.S., Rexel, the leading distributor worldwide of electrical supplies, Diversey, a leading global manufacturer and distributor of commercial cleaning, sanitation and hygiene solutions, and AssuraMed, a specialty retailer and distributor of medical supplies.

        The following chart illustrates our ownership, organizational and capital structure, giving effect to this offering, assuming the underwriters do not exercise their option to purchase additional shares:

Equity Sponsors (42.7%)
THD Holdings LLC (6.3%)
Management and Other Investors (1.1%)*
Public Stockholders (49.9%)
HD Supply Holdings, Inc. (Delaware)
100%
HDS Holding Corp. (Delaware) (1)
100%
HD Supply, Inc. (Delaware) (2)
100%
Operating Subsidiaries (3)

*
Does not give effect to outstanding options.

(1)
Has pledged all of the capital stock of HDS as security for our outstanding indebtedness.

(2)
Borrower of our outstanding indebtedness. See "Description of Certain Indebtedness."

(3)
Domestic operating subsidiaries are guarantors of our outstanding indebtedness. See "Description of Certain Indebtedness."

* * * * *

        HD Supply Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339, and our telephone number at that address is (770) 852-9000. Our website is www.hdsupply.com. Information on, and which can be accessed through, our website is not incorporated in this prospectus or the documents incorporated by reference into this prospectus.

Summary of Risk Factors

        Our business is subject to a number of risks of which you should be aware and carefully consider before making an investment decision. These risks are discussed in "Risk Factors", and include but are not limited to the following:

  •
  inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets;

  •
  decline in the new residential construction or non-residential construction markets;

  •
  residential renovation and improvement activity levels may not return to historic levels;

  •
  our ability to achieve or maintain profitability;

  •
  our ability to compete effectively;

  •
  our ability to timely and efficiently access products that meet our standards for quality;

  •
  interruptions to the proper functioning of our information technology ("IT") systems or an inability to implement our IT initiatives;

  •
  our ability to identify new products and product lines and integrate them into our distribution network;

  •
  our substantial level of debt;

  •
  our ability to service our debt and to refinance all or a portion of our indebtedness;

  •
  securities or industry analysts may not publish research or may publish misleading or unfavorable research about our business; and

  •
  fulfilling our obligations incident to being a public company.

 The Offering

Common stock offered by the selling stockholders	30,000,000 shares
Common stock outstanding after the offering	192,375,841 shares
Option to purchase additional shares of common stock	The underwriters have a 30-day option to purchase an additional 4,500,000 shares of common stock from the selling stockholders.
Stock exchange symbol	"HDS"
Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders.
Risk factors

See "Risk Factors" and other information included in this prospectus and the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future.

        As of February 2, 2014, we had outstanding 192,375,841 shares of common stock, excluding:

  •
  approximately 15 million shares of common stock issuable upon exercise of options outstanding as of February 2, 2014 at a weighted average exercise price of $13.30 per share; and

  •
  approximately 13 million shares of common stock reserved for future issuance under our omnibus incentive plan and our employee stock purchase plan.

        Unless otherwise indicated all information in this prospectus:

  •
  assumes no exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

 Summary Consolidated Financial and Operating Data

        The following table presents our summary consolidated financial data, as of and for the periods indicated. The summary consolidated financial data as of February 2, 2014 and February 3, 2013 and for the fiscal years ended February 2, 2014, February 3, 2013 and January 29, 2012 have been derived from our audited consolidated financial statements included in the 2013 Form 10-K and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included therein. The summary consolidated financial data as of January 29, 2012 are derived from our audited financial statements which are not included in this prospectus or the documents incorporated by reference into this prospectus. Our historical consolidated financial data may not be indicative of our future performance.

	Fiscal Year Ended
	February 2, 2014	February 3, 2013	January 29, 2012
	(Dollars in millions)
Consolidated Statement of Operations:
Net sales	$8,487	$7,943	$6,933
Cost of sales	6,015	5,644	4,942

Gross profit	2,472	2,299	1,991
Total operating expenses	1,984	2,125	1,836

Operating income	488	174	155
Interest expense, net	528	658	639
Loss (gain) on extinguishment and modification of debt	87	709	—
Other (income) expense, net	20	—	(1)

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	(147)	(1,193)	(483)
Provision (benefit) for income taxes	62	4	79

Income (loss) from continuing operations	(209)	(1,197)	(562)
Income (loss) from discontinued operations, net of tax	(9)	18	19

Net income (loss)	$(218)	$(1,179)	$(543)

Balance sheet data (end of period):
Cash and cash equivalents(1)	$115	$141	$111
Total assets(2)	6,324	7,334	6,738
Total debt, less current maturities(3)	5,534	6,430	5,380
Other financial data:
Working capital(4)	$1,210	$1,120	$1,012
Adjusted working capital(5)	1,105	942	983
Adjusted EBITDA(6)	764	685	508
Adjusted net income (loss)(6)	99	(129)	(244)
Capital expenditures	131	115	115
Depreciation(7)	110	96	84
Amortization of intangibles	135	243	244

(1)
Cash and cash equivalents as of February 3, 2013 excludes $936 million of cash equivalents that were restricted for the redemption of debt.

(2)
Includes $936 million of Cash equivalents restricted for debt redemption for the fiscal year ended February 3, 2013.

(3)
Includes capital leases and associated discounts and premiums. Excludes $10 million, $899 million, and $82 million of Current installments of long-term debt for fiscal years ended February 2, 2014, February 3, 2013 and January 29, 2012, respectively.

(4)
Working capital represents current assets minus current liabilities.

(5)
Adjusted working capital represents current assets, excluding restricted and unrestricted cash and cash equivalents, minus current liabilities, excluding current maturities of long term debt. Adjusted working capital is not a recognized term under GAAP and does not purport to be an alternative to Working capital. For additional detail, including a reconciliation from Working capital, the most directly comparable financial measure under GAAP, to Adjusted working capital for the periods presented, see "Selected Consolidated Financial Data."

(6)
Adjusted EBITDA and Adjusted net income (loss) are not recognized terms under GAAP and do not purport to be alternatives to Net income (loss) as measures of operating performance. For additional detail, including a reconciliation from Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA and Adjusted net income (loss) for the periods presented, see "Selected Consolidated Financial Data."

(7)
Depreciation includes amounts recorded within cost of sales.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described in this prospectus and the documents incorporated by reference into this prospectus and the other information contained in this prospectus and the documents incorporated by reference into this prospectus, including our consolidated financial statements and the related notes included in the 2013 Form 10-K. If any of the following risks actually occur, our business, financial position, results of operations or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

 Risks Relating to Our Business

We are subject to inherent risks of the maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets, including risks related to general economic conditions.

        Demand for our products and services depends to a significant degree on spending in our markets. The level of activity in our markets depends on a variety of factors that we cannot control.

        Historically, both new housing starts and residential remodeling have decreased in slow economic periods. In addition, residential construction activity can impact the level of non-residential construction activity. Other factors impacting the level of activity in the non-residential and residential construction markets include:

  •
  changes in interest rates;

  •
  unemployment rates;

  •
  high foreclosure rates and unsold/foreclosure inventory;

  •
  unsold new housing inventory;

  •
  availability of financing (including the impact of disruption in the mortgage markets);

  •
  adverse changes in industrial economic outlook;

  •
  a decrease in the affordability of homes;

  •
  vacancy rates;

  •
  capacity utilization;

  •
  capital spending;

  •
  commercial investment;

  •
  corporate profitability;

  •
  local, state and federal government regulation; and

  •
  shifts in populations away from the markets that we serve.

        Infrastructure spending depends largely on interest rates, availability and commitment of public funds for municipal spending, capacity utilization and general economic conditions. In the maintenance, repair and operations market, the level of activity depends largely on the number of units and occupancy rates within multifamily, hospitality, healthcare and institutional facilities markets. Because all of our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have adversely affected and could continue to adversely affect our business, financial condition and results of operations. For example, we distribute many of our products to waterworks contractors in connection with non-residential building, residential and industrial construction projects. The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local standards in construction activity, and the amount spent by municipalities on waterworks infrastructure. While we operate in many markets in the United States and Canada, our business is particularly impacted by changes in the economies of California, Texas and Florida, which represented approximately 15%, 13% and 10%, respectively, in Net sales for fiscal 2013.

        In addition, the markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets, and business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital. There was a significant decline in economic growth, both in the United States and worldwide, that began in the second half of 2007 and continued through 2009. In addition, volatility and disruption in the capital markets during that period reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies' underlying financial strength. As a result of these developments, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers. Although there have been some indications of stabilization in the general economy and certain industries and markets in which we operate, there can be no guarantee that any improvement in these areas will continue or be sustained.

We have been, and may continue to be, adversely impacted by the decline in the new residential construction market since its peak in 2005.

        Most of our business units are dependent to varying degrees upon the new residential construction market. The homebuilding industry has undergone a significant decline from its peak in 2005. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2013 increased 16% from 2012 levels, but remain 64% below their peak in 2005. The multi-year downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal years 2008 to 2013, as compared to peak levels. In addition, the mortgage markets continue to experience disruption and reduced availability of mortgages for potential homebuyers due to more restrictive standards to qualify for mortgages, including with respect to new home construction loans.

        We cannot predict the duration of the current housing industry market conditions, or the timing or strength of any future recovery of housing activity in our markets. We also cannot provide any assurances that the homebuilding industry will recover to historical levels, or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the new residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

The non-residential building construction market continues to experience a downturn which could materially and adversely affect our business, liquidity and results of operations.

        Many of our business units are dependent on the non-residential building construction market and the slowdown and volatility of the United States economy in general is having an adverse effect on our business units that serve this industry. According to the U.S. Census Bureau, actual non-residential building construction put-in-place in the U.S. during 2013 was flat as compared to 2012 levels, but remains 32% lower than 2008 levels. From time to time, our business units that serve the non-residential building construction market have also been adversely affected in various parts of the country by declines in non-residential building construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and the level of residential construction activity. Continued uncertainty about current economic conditions will continue to pose a risk to our business units that serve the non-residential building construction market as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

        We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of non-residential building construction activity in our markets. Continued weakness in the non-residential building construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Residential renovation and improvement activity levels may not return to historic levels which may negatively impact our business, liquidity and results of operations.

        Certain of our business units rely on residential renovation and improvement (including repair and remodeling) activity levels. Unlike most previous cyclical declines in new home construction in which we did not experience comparable declines in our home improvement business units, the recent economic decline adversely affected our home improvement business units as well. According to Moody's Economy.com, residential improvement project spending in the United States increased 3% in 2013, but remains 10% below its peak in 2006. Continued high unemployment levels, high mortgage delinquency and foreclosure rates, limitations in the availability of mortgage and home improvement financing and significantly lower housing turnover, may continue to limit consumers' spending, particularly on discretionary items, and affect their confidence level leading to continued reduced spending on home improvement projects.

        We cannot predict the timing or strength of a significant recovery in these markets. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic weakness may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

We may be unable to achieve or maintain profitability.

        We have set goals to progressively improve our profitability over time by growing our sales, increasing our gross margin and reducing our expenses as a percentage of sales. For the fiscal years 2013, 2012 and 2011 we had net losses of $218 million, $1,179 million and $543 million, respectively. There can be no assurance that we will achieve our enhanced profitability goals. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the failure to:

  •
  grow our revenue through organic growth or through acquisitions;

  •
  improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

  •
  achieve improvements in purchasing or to maintain or increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

  •
  improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

  •
  maintain or reduce our overhead and support expenses as we grow;

  •
  effectively evaluate future inventory reserves;

  •
  collect monies owed from customers;

  •
  maintain relationships with our significant customers; and

  •
  integrate any businesses acquired.

        Any of these failures or delays may adversely affect our ability to increase our profitability.

We may be required to take impairment charges relating to our operations which could impact our future operating results.

        As of February 2, 2014, goodwill represented approximately 50% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of impairment involves the estimation of the fair value of reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and other valuation techniques. Future cash flows can be affected by changes in industry or market conditions among other things.

        The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The annual impairment test resulted in no impairment of goodwill during fiscal 2013, fiscal 2012 or fiscal 2011. However, during the fourth quarter of fiscal 2012, our Crown Bolt business reached an agreement to amend and extend its strategic purchase agreement with Home Depot. While the amendment extends the agreement five years through fiscal 2019, retaining Crown Bolt as the exclusive supplier of certain products to Home Depot, it eliminates the minimum purchase requirement and adjusted future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, we performed an additional goodwill impairment analysis for Crown Bolt. As a result of the analysis, we recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012.

        We cannot accurately predict the amount and timing of any impairment of assets, and we may be required to take additional goodwill or other asset impairment charges relating to certain of our reporting units and asset groups, if weakness in the non-residential and/or residential construction markets and/or the general U.S. economy continues. Similarly, certain company transactions, such as the amendment to the Crown Bolt strategic purchase agreement with Home Depot, could result in additional goodwill impairment charges being recorded. Any such non-cash charges would have an adverse effect on our financial results.

In view of the general economic downturn in the United States, we may be required to close under-performing locations.

        We may have to close under-performing branches from time to time as warranted by general economic conditions and/or weakness in the industries in which we operate. For example, during the economic downturn from 2007 through fiscal 2010, we closed branches and terminated employees as part of our restructuring plans during that timeframe. Any future facility closures could have a significant adverse effect on our financial condition, operating results and cash flows.

We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases on favorable terms or at all. Also, if we close a facility, we remain obligated under the applicable lease.

        Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 3 to 5 years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term. Over the course of the last three fiscal years, we closed or idled facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations.

The industries in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

        The markets in which we operate are fragmented and highly competitive. Our competition includes other distributors and manufacturers that sell products directly to their respective customer base and some of our customers that resell our products. To a limited extent, retailers of electrical fixtures and supplies, building materials, maintenance, repair and operations supplies and contractors' tools also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more established and reliable and refine their service capabilities. Competition varies depending on product line, customer classification and geographic area.

        We compete with many local, regional and, in several markets and product categories, other national distributors. Several of our competitors in one or more of our business units have substantially greater financial and other resources than us. No assurance can be given that we will be able to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes and gross margins that could materially adversely affect our business, financial condition and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

        In addition, contracts with municipalities are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts, which could be harmful to our business and financial performance.

Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.

        Our competitors in the United States and Canada are consolidating. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being consistent sources of supply.

        There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in higher purchase price multiples. Furthermore, as our industrial and construction customers face increased foreign competition and potentially lose business to foreign competitors or shift their operations overseas in an effort to reduce expenses, we may face increased difficulty in growing and maintaining our market share and growth prospects in these markets.

The loss of any of our significant customers could adversely affect our financial condition.

        Our ten largest customers generated approximately 9% of our Net sales in fiscal 2013, and our largest customer, Home Depot, accounted for approximately 3% of our Net sales in that same period. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. During the economic downturn, some of our customers reduced their operations. For example, some homebuilder customers exited or severely curtailed building activity in certain of our markets. There is no assurance that our customers will determine to increase their operations or return to historic levels. Slow economic recovery could continue to have a significant adverse effect on our financial condition, operating results and cash flows.

        In addition, consolidation among customers could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers, a significant customer's decision to purchase our products in significantly lower quantities than they have in the past, or deterioration in our relationship with any of them could significantly affect our financial condition, operating results and cash flows. For example, during fiscal 2012 our Crown Bolt business agreed to an amendment of its strategic purchase agreement with Home Depot. While the amendment extended the agreement five years through fiscal 2019, it eliminated the minimum purchase requirement and adjusts future pricing. These changes resulted in a reduction of expected future cash proceeds from Home Depot. We, therefore, considered this amendment a triggering event and, as such, we performed an additional goodwill impairment analysis for Crown Bolt. As a result of the analysis, we recorded a non-cash, pre-tax goodwill impairment charge of $150 million during the fourth quarter of fiscal 2012.

        Generally, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

The majority of our Net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect monies owed from customers could adversely affect our financial condition.

        The majority of our Net sales volume in fiscal 2013 was facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas where they operate. Our business units offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers generally purchase more on unsecured credit than secured credit. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, operating results and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable, bad debt reserves and net income.

We are subject to competitive pricing pressure from our customers.

        Certain of our largest customers historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The economic downturn has resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.

Future strategic transactions could impact our reputation, business, financial position, results of operations and cash flows and we may not achieve the acquisition component of our growth strategy.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to successfully implement strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us and disruption to our other businesses during the sale process or thereafter.

        In addition, although acquisitions may continue to be an important component of our growth strategy, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities, an increase in interest expense and amortization expense and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

        Acquisitions involve a number of special risks, including:

  •
  problems implementing disclosure controls and procedures for the newly acquired business;

  •
  unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business;

  •
  potential adverse short-term effects on operating results through increased costs or otherwise;

  •
  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business;

  •
  failure to successfully implement infrastructure, logistics and systems integration;

  •
  our business growth could outpace the capability of our systems; and

  •
  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

A range of factors may make our quarterly revenues and earnings variable.

        We have historically experienced, and in the future expect to continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (i) the cyclical nature of some of the markets in which we compete, including the non-residential and residential construction markets, (ii) general economic conditions in the various local markets in which we compete, (iii) the pricing policies of our competitors, (iv) the production schedules of our customers and (v) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the value of our securities.

The maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are seasonal and cyclical.

        Although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction and maintenance and repair activity in our first and fourth fiscal quarters. In contrast, our highest volume of Net sales historically has occurred in our second fiscal quarter. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the geographic regions in which we operate, our business may be adversely affected. In addition, most of our business units experience seasonal variation as a result of the dependence of our customers on suitable weather to engage in construction, maintenance and renovation and improvement projects. For example, White Cap sells products used primarily in the non-residential and residential construction industry. Generally, during the winter months, construction activity declines due to inclement weather and shorter daylight hours. As a result, operating results for the business units that experience such seasonality may vary significantly from period to period. We anticipate that fluctuations from period to period will continue in the future.

        Disruptions at distribution centers or shipping ports, due to events such as work stoppages, the flooding from Hurricane Sandy in 2012, as well as disruptions caused by tornadoes, blizzards and other storms from time to time, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

        In addition, infrastructure spending and the non-residential and residential construction markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have a limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity, or excess capacity, in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

Fluctuating commodity prices may adversely impact our results of operations.

        The cost of steel, aluminum, copper, ductile iron, polyvinyl chlorides ("PVC") and other commodities used in the products we distribute can be volatile. Although we attempt to resist cost increases by our suppliers and to pass on increased costs to our customers, we are not always able to do so quickly or at all. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations and financial condition.

If petroleum prices increase, our results of operations could be adversely affected.

        Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within several of our business units, we deliver a significant volume of products to our customers by truck. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

Product shortages may impair our operating results.

        Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our Net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability, especially in our business units with supplier concentration, such as our Waterworks business. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected.

        We buy our products and supplies from suppliers located throughout the world. These suppliers manufacture and source products from the United States and abroad. Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers' control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers' ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

        In addition, since some of the products that we distribute are produced in foreign countries, we are dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as political instability, the financial instability of suppliers, suppliers' noncompliance with applicable laws, trade restrictions, labor disputes, currency fluctuations, changes in tariff or import policies, severe weather, terrorist attacks and transport capacity and cost may disrupt these supply chains and our ability to access products and supplies. For example, if the government of China were to reduce or withdraw the tax benefits they provide our Chinese suppliers, the cost of some of our products may increase and our margins could be reduced. We expect more of our products will be imported in the future, which will further increase these risks. If we increase the percentage of our products that are sourced from lower-cost countries, these risks will be amplified. Moreover, these risks will be amplified by our ongoing efforts to consolidate our supplier base across our business units. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and result in a decrease in our Net sales and profitability.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our Net sales.

        A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with Net sales. Consequently, a percentage decline in our Net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our Net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time, and within the costs, we expect could have an adverse effect on our results of operations and financial condition.

A change in our product mix could adversely affect our results of operations.

        Our results may be affected by a change in our product mix. Our outlook, budgeting and strategic planning assume a certain product mix of sales. If actual results vary from this projected product mix of sales, our financial results could be negatively impacted.

The impairment or failure of financial institutions may adversely affect us.

        We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. While we have not realized any significant losses to date, the bankruptcy, receivership, default or similar event involving one of our financial institution counterparties could have a material adverse impact on our access to funding or our ability to meet our financing agreement obligations.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

        Our customers could begin purchasing more of their product needs directly from manufacturers, which would result in decreases in our Net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business. For example, multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company's leverage in the marketplace and its ability to buy directly from suppliers, which may have a material adverse effect on our operating results.

        In addition to these factors, our customers may elect to establish their own building products manufacturing and distribution facilities, or give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, operating results and cash flows.

Because our business is working capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

        Our operations are working capital intensive, and our inventories, accounts receivable and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

Anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

        Our ability to provide efficient distribution of products to our customers is an integral component of our overall business strategy. In the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the United States and abroad. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

Interruptions in the proper functioning of IT systems could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

        Because we use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, IT systems are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures and other problems. If critical IT systems fail, or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay expenses and otherwise manage our business units would be adversely affected.

        Third-party service providers are responsible for managing a significant portion of our information systems. Our business and results of operations may be adversely affected if the third-party service provider does not perform satisfactorily.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

        We have made, and will continue to make, significant technology investments in each of our business units and in our administrative functions. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

We may experience a failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result cyber attacks or information security breaches.

        Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber attacks. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber attacks or information security breaches could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses. As a result, cyber security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

The interests of the Equity Sponsors may differ from the interests of other holders of our securities.

        As a result of the 2007 Transactions, the Equity Sponsors and their affiliates own a significant percentage of our outstanding capital stock. We entered into a stockholders agreement with our stockholders in connection with the closing of the 2007 Transactions which contains, among other things, provisions relating to our governance, transfer restrictions, tag-along rights, drag-along rights, preemptive rights and certain unanimous approval rights. This stockholders agreement provides that the Equity Sponsors are entitled to elect (or cause to be elected) nine out of ten of our directors, which includes three designees of each Equity Sponsor. One of the directors designated by the Equity Sponsor associated with CD&R shall serve as the chairman. The interests of the Equity Sponsors may differ from our interest and from those of other holders of our outstanding securities in material respects. For example, the Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their overall equity portfolios, even though such transactions might involve risks to other holders of our outstanding securities. The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers of our customers. The companies in which one or more of the Equity Sponsors invest may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Additionally, the Equity Sponsors may determine that the disposition of some or all of their interests in our company would be beneficial to the Equity Sponsors at a time when such disposition could be detrimental to the other holders of our outstanding securities. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of our outstanding notes. In that situation, for example, the holders of our outstanding notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. The Equity Sponsors have no obligation to provide us with financing and are able to sell their equity ownership in us at any time. Moreover, the Equity Sponsors' majority ownership of our company may have the effect of discouraging offers to acquire control of our company.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

        Our operations are principally affected by various statutes, regulations and laws in the 47 U.S. states and seven Canadian provinces in which we operate. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. Changes in U.S. federal, state or local regulations governing the sale of some of our products could increase our costs of doing business. In addition, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

        We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation (the "DOT") regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our Selling, general and administrative expenses and reduce our Net income (loss).

        We cannot predict whether future developments in law and regulations concerning our business units will affect our business, financial condition and results of operations in a negative manner. Similarly, we cannot assess whether our business units will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition or results of operations.

We will need to begin disclosing our use of 'conflict minerals' in certain of the products we distribute, which will impose costs on us and could raise reputational and other risks.

        The SEC has promulgated final rules in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regarding disclosure of the use of certain minerals, known as 'conflict minerals', that are mined from the Democratic Republic of the Congo and adjoining countries. These new requirements require due diligence efforts in fiscal year 2013 and thereafter, with initial disclosure requirements effective in May 2014. There will be costs associated with complying with these disclosure requirements, including costs to determine which of our products are subject to the new rules and the source of any 'conflict minerals' used in those products. In addition, the implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in those products. Also, we may face reputational challenges if we are unable to verify the origins for all metals used in products through the procedures we may implement. We may also encounter challenges to satisfy customers that may require all of the components of products purchased to be certified as conflict free. If we are not able to meet customer requirements, customers may choose to disqualify us as a distributor.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

        We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to such claims in the past, which have been resolved without material financial impact. We are currently involved in construction defect and product liability claims relating to our various construction trades and the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure. We also operate a large fleet of trucks and other vehicles and therefore face the risk of traffic accidents.

        While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for products liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, as we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our proprietary brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our Company.

        From time to time, we are also involved in government inquiries and investigations, as well as class action, consumer, employment, tort proceedings and other litigation. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management's attention and resources from other matters. We have been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at two Waterworks branches. The Company is updated by the government on its investigation periodically and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

        We provide workers' compensation, automobile and product/general liability coverage through a high deductible insurance program. In addition, we provide medical coverage to some of our employees through a self-insured preferred provider organization. Though we believe that we have adequate insurance coverage in excess of self-insured retention levels, our results of operations and financial condition may be adversely affected if the number and severity of insurance claims increases.

We may see increased costs arising from health care reform.

        In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates which began in 2010 and extend through 2020, and many of the changes require additional guidance from government agencies or federal regulations. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance, it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. As a result, our results of operations, financial position and cash flows could be materially adversely affected.

Our success depends upon our ability to attract, train and retain highly qualified associates and key personnel.

        To be successful, we must attract, train and retain a large number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if a larger number of our employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be negative. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

        In addition, our business results depend largely upon our chief executive officer and senior management team as well as our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business and result in lower operating results and profitability.

Fluctuations in foreign currency exchange rates may significantly reduce our revenues and profitability.

        As an industrial distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

        Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose Net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

        Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products or negatively impact our ability to compete.

Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense.

        We are subject to income taxation in many jurisdictions in the U.S. as well as foreign jurisdictions. Judgment is required in determining our worldwide income tax provision and, accordingly, there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe the recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

        We carried back tax net operating losses ("NOL") from our tax years ended on February 3, 2008 and February 1, 2009 to tax years during which we were a member of Home Depot's U.S. federal consolidated tax group. As a result of those NOL carrybacks, Home Depot received cash refunds from the Internal Revenue Service ("IRS") in the amount of approximately $354 million. Under an agreement (the "Tax Cooperation Agreement") between HD Supply and Home Depot, Home Depot paid to us the refund proceeds resulting from the NOL carrybacks. In connection with an audit of our

U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by us. In May 2012, the IRS issued a formal Revenue Agent's Report ("RAR") challenging approximately $299 million (excluding interest) of the cash refunds resulting from our NOL carrybacks. In January 2013, the IRS issued a revised RAR reducing the challenge to approximately $131 million (excluding interest) of cash refunds from our carrybacks. The issuance of the January 2013 revised RAR formally revoked the original May 2012 RAR and reduced the amount of cash refunds the IRS is currently challenging by $168 million. As of February 2, 2014, we estimate the interest to which the IRS would be entitled, if successful in all claims, to be approximately $20 million. If the IRS is ultimately successful with respect to the proposed adjustments, pursuant to the terms of the Tax Cooperation Agreement, we would be required to reimburse Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to us in the form of increases in our deferred tax assets by approximately $63 million before any valuation allowance. We believe that our positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, we have challenged the proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under statute, we intend to vigorously defend our positions rather than pay any amount related to the proposed adjustments. In the event of an unfavorable outcome at the Office of Appeals, we will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If we are ultimately required to pay a significant amount related to the proposed adjustments to Home Depot pursuant to the terms of the Tax Cooperation Agreement (or to the IRS), our cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

Our NOL carryforwards could be limited if we experience an ownership change as defined in the Internal Revenue Code.

        As of February 2, 2014, we have U.S. federal NOL carryforwards of $2.31 billion ($810 million on a tax-effected basis). Such NOL carryforwards begin to expire in fiscal 2029. We also have significant state NOL carryforwards, which expire in various years through fiscal 2034. Our ability to deduct these NOL carryforwards against future taxable income could be limited if we experience an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change may result from transactions increasing the aggregate ownership of certain persons (or groups of persons) in our stock by more than 50 percentage points over a testing period (generally three years). This offering could result in an immediate ownership change. Future direct or indirect changes in the ownership of our common stock, including sales or acquisitions of our common stock by certain stockholders and purchases and issuances of our common stock by us, some of which are not in our control, could also result in an ownership change. Any resulting limitation on the use of our NOL carryforwards could result in the payment of taxes above the amounts currently estimated and have a negative effect on our future results of operations and financial position.

We may not be able to identify new products and new product lines and integrate them into our distribution network, which may impact our ability to compete.

        Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers' needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations. Our expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new geographic, industry and product markets for growth and do not meet the new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

We could incur significant costs in complying with environmental, health and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

        Our operations are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes, protect the health and safety of our employees and the end users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated or used as a disposal site. We could also incur fines, penalties, sanctions or be subject to third-party claims for property damage, personal injury or nuisance or otherwise as a result of violations of or liabilities under environmental laws in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities or the imposition of new permit requirements, may lead to additional compliance or other costs that could have material adverse effect on our business, financial condition or results of operations. See "Business—Legal Proceedings."

We may be affected by global climate change or by legal, regulatory or market responses to such potential change.

        Concern over climate change, including the impact of global warming, has led to significant federal, state, and international legislative and regulatory efforts to limit greenhouse gas ("GHG") emissions. For example, in the past several years, the U.S. Congress has considered various bills that would regulate GHG emissions. While these bills have not yet received sufficient Congressional support for enactment, some form of federal climate change legislation is possible in the future. Even in the absence of such legislation, the Environmental Protection Agency, spurred by judicial interpretation of the Clean Air Act, may regulate GHG emissions, especially diesel engine emissions, and this could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our internal fleet of trucks and other vehicles prematurely. In addition, new laws or future regulation could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) and our business (through the impact on our inventory availability, cost of sales, operations or demands for the products we sell). Until the timing, scope and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our operating results. Notwithstanding our dedication to being a responsible corporate citizen, it is reasonably possible that such legislation or regulation could impose material costs on us. Moreover, even without such legislation or regulation, increased awareness and any adverse publicity in the global marketplace about the GHGs emitted by companies involved in the transportation of goods could harm our reputation and reduce customer demand for our products and services.

Our failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business, financial position and results of operations.

        We are required to evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These reporting and other obligations place significant additional demands on our management and administrative and operational resources, including our accounting resources, which could adversely affect our operations among other things. To comply with these requirements, we have upgraded, and are continuing to upgrade our systems, including information technology, and we have implemented additional financial and management controls, reporting systems and procedures. We cannot be certain that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our disclosure controls and internal controls will become more complex, and we may require significantly more resources to ensure that these controls remain effective. If we are unable to continue upgrading our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, additional management and other resources of our Company may need to be devoted to assist in compliance with the disclosure and financial reporting requirements and other rules that apply to reporting companies, which could adversely affect our business, financial position and results of operations.

Future changes in financial accounting standards may significantly change our reported results of operations.

        GAAP is subject to interpretation by the Financial Accounting Standards Board ("FASB"), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. In addition, the SEC has announced a multi-year plan that could ultimately lead to the use of International Financial Reporting Standards by U.S. issuers in their SEC filings. Any such change could have a significant effect on our reported financial results.

        Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to, revenue recognition, impairment of long-lived assets, leases and related economic transactions, intangibles, self-insurance, income taxes, property and equipment, litigation, and stock-based compensation are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by us (i) could require us to make changes to our accounting systems to implement these changes that could increase our operating costs and (ii) could significantly change our reported or expected financial performance.

        In an exposure draft issued in August 2010 and revised in May 2013, the FASB, together with the International Accounting Standards Board ("IASB"), proposed a comprehensive set of changes in accounting for leases. The lease accounting model contemplated by these changes is a "right of use" model that assumes that each lease creates an asset (the lessee's right to use the leased asset) and a liability (the future rent payment obligations) which should be reflected on a lessee's balance sheet to fairly represent the lease transaction and the lessee's related financial obligations. We conduct operations primarily under leases that are accounted for as operating leases, with no related assets and liabilities on our balance sheet. The proposed changes would require that substantially all of our operating leases be recognized as assets and liabilities on our balance sheet. The effective date has not been determined. After receiving feedback on the leases project through outreach activities, roundtable meetings and comment letters, the FASB and IASB have begun redeliberations on the proposals included in the May 2013 exposure draft. Changes in lease accounting rules or their interpretation, or changes in underlying assumptions, estimates or judgments by us could significantly change our reported or expected financial performance.

Fulfilling the obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations.

        We completed our initial public offering in fiscal 2013. As such, we are now subject to the reporting and corporate governance requirements, stock exchange listing standards and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which imposes certain compliance costs and obligations upon us. The changes necessitated by publicly listing our equity requires a significant commitment of additional resources and management oversight which increases our operating costs. These requirements also place significant demands on our finance and accounting and legal staffs and on our financial accounting and information systems. Other expenses associated with our becoming a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses.

        In addition, beginning with the year ending February 1, 2015 our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. If our independent registered public accounting firm is unable to provide an unqualified report regarding the effectiveness of our internal controls over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our financial statements. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities.

Risks Relating to Our Indebtedness

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, reduce our profitability, limit our ability to obtain financing in the future and pursue certain business opportunities and reduce the value of your investment.

        As of February 2, 2014, we had an aggregate principal amount of $5,544 million of outstanding debt, net of unamortized discounts of $19 million and including unamortized premium of $18 million. In fiscal 2013 we incurred $528 million of interest expense.

        The amount of our debt or such other obligations could have important consequences for holders of our common stock, including, but not limited to:

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  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

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  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and other purposes may be impaired in the future;

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  we are exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest;

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  we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

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  our ability to refinance indebtedness may be limited or the associated costs may increase;

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  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

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  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

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  we may be more vulnerable to general adverse economic and industry conditions; and

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  our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our business units.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or refinance our debt. We cannot make assurances that we will be able to refinance our debt on terms acceptable to us, or at all. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        We cannot make assurances that we will be able to refinance any of our indebtedness, or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our debt facilities and the indentures governing our outstanding notes restrict our ability to dispose of assets and how we use the proceeds from any such dispositions. We cannot make assurances that we will be able to consummate those dispositions, or if we do, what the timing of the dispositions will be or whether the proceeds that we realize will be adequate to meet our debt service obligations, when due.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

        We may be able to incur significant additional indebtedness in the future, including secured debt. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, including obligations under lease arrangements that are currently recorded as operating leases even if operating leases were to be treated as debt under GAAP. In addition, HDS's asset based lending facility (the "Senior ABL Facility") provides a commitment of up to $1.5 billion subject to a borrowing base. As of February 2, 2014, we are able to borrow an additional $938 million under the Senior ABL Facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Certain Indebtedness."

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of our common stock.

        Senior ABL Facility and our senior term facility ("the Senior Term Facility" and, together with the Senior ABL Facility, the "Senior Credit Facilities") contain covenants that, among other things, restrict or limit our subsidiaries' ability to:

  •
  dispose of assets;

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  incur additional indebtedness (including guarantees of additional indebtedness);

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  prepay or amend our various debt instruments;

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  pay dividends and make certain payments;

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  create liens on assets;

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  engage in certain asset sales, mergers, acquisitions, consolidations or sales of all, or substantially all, of our assets;

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  engage in certain transactions with affiliates; and

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  permit consensual restrictions on our subsidiaries' ability to pay dividends.

        The indentures governing our outstanding notes contain restrictive covenants that, among other things, limit the ability of our subsidiaries to:

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  incur additional debt;

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  pay dividends, redeem stock or make other distributions;

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  make certain investments;

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  create liens;

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  transfer or sell assets;

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  merge or consolidate with other companies; and

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  enter into certain transactions with our affiliates.

        Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the indentures governing our outstanding notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or the indentures governing our outstanding notes that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay indebtedness, lenders having secured obligations, such as the lenders under the Senior Credit Facilities, could proceed against the collateral securing the secured obligations. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        Although we believe that our current cash position and the additional committed funding available under our Senior ABL Facility is sufficient for our current operations, any reductions in our available borrowing capacity, or our inability to renew or replace our debt facilities, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions, and economic climate affecting our industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The market conditions and the macroeconomic conditions that affect our industry could have a material adverse effect on our ability to secure financing on favorable terms, if at all.

        We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including under the Senior Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each one percentage point increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $13 million based on balances as of February 2, 2014 and excluding the effect of the interest rate floor on our Senior Term Facility. Assuming all revolving loans were fully drawn, each one percentage point increase in interest rates would result in a $25 million increase in annual cash interest expense on our Senior Credit Facilities, excluding the effect of the interest rate floor on our Senior Term Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

We may not be able to repurchase our existing notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, including our 8 1/8% Senior Secured First Priority Notes due 2019 (the "First Priority Notes"), 11.0% Senior Secured Second Priority Notes due 2020 (the "Second Priority Notes"), 11.50% Senior Notes due 2020 (the "October 2012 Senior Notes") and 7.50% Senior Notes due 2020 (the "February 2013 Senior Unsecured Notes"), until such notes are redeemed in full. Additionally, under the Senior Term Facility and the Senior ABL Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. We may not be able to satisfy the obligations upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. Consequently, we may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase our existing notes may be limited by law. In order to avoid the obligations to repurchase our existing notes and events of default and potential breaches of the credit agreement governing the Senior Term Facility, and the credit agreement governing the Senior ABL Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Risks Relating to Our Common Stock and This Offering

HD Supply is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

        Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to pay dividends is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, our credit facilities significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

The market price of our common stock may be volatile and could decline in the future.

        We cannot assure you that an active public market for our common stock will be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

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  industry or general market conditions;

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  domestic and international economic factors unrelated to our performance;

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  changes in our customers' preferences;

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  new regulatory pronouncements and changes in regulatory guidelines;

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  actual or anticipated fluctuations in our quarterly operating results;

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  changes in securities analysts' estimates of our financial performance or lack of research and reports by industry analysts;

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  action by institutional stockholders or other large stockholders (including the Equity Sponsors), including future sales;

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  speculation in the press or investment community;

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  investor perception of us and our industry;

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  changes in market valuations or earnings of similar companies;

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  announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

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  developments or disputes concerning patents or proprietary rights, including increases or decreases in litigation expenses associated with intellectual property lawsuits we may initiate, or in which we may be named as defendants;

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  failure to complete significant sales;

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  any future sales of our common stock or other securities; and

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  additions or departures of key personnel.

        In particular, we cannot assure you that you will be able to resell your shares of our common stock at or above the price you paid for them. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. Based on shares outstanding as of February 2, 2014, we have 192,375,841 outstanding shares of common stock, a large portion of which are freely tradeable without restriction under the Securities Act unless held by "affiliates", as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding as of February 2, 2014 are restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject, in certain cases, to applicable volume, means of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act. In connection with our initial public offering, we filed registration statements under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans are also freely tradable under the Securities Act, unless purchased by our affiliates. As of February 2, 2014, there were stock options outstanding to purchase a total of approximately 15 million shares of our common stock. In addition, approximately 13 million shares of common stock are reserved for issuance under our omnibus incentive plan and our employee stock purchase plan.

        In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

        Upon the completion of this offering, it is expected that an aggregate of approximately 42.7% of our issued and outstanding shares will continue to be held by the Equity Sponsors, assuming the underwriters do not exercise their option to purchase additional shares. Pursuant to a registration rights agreement that we are party to with our Equity Sponsors, after the expiration of the lock-up agreements related to this offering, subject to certain exceptions and automatic extensions in certain circumstances, our Equity Sponsors may require us to register additional shares for resale. Registration of such shares would allow our Equity Sponsors, to immediately sell the shares into the public market and shares that are sold pursuant to any such registration statement would become eligible for sale without restriction by persons other than our affiliates. Sales of a substantial amount of our common stock in to the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

A few significant stockholders control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it could prevent you and other stockholders from influencing significant corporate decisions.

        Following the completion of this offering, CD&R, Carlyle and Bain will each beneficially own approximately 14.2% of the outstanding shares of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares from the selling stockholders. As a result, the Equity Sponsors will exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

        We entered into a stockholders agreement (as amended, the "Stockholders Agreement") with certain of our stockholders, including the Equity Sponsors and Home Depot, which contains, among other things, provisions relating to our governance and certain unanimous approval rights. This stockholders agreement provides that the Equity Sponsors are currently entitled to elect (or cause to be elected) nine out of ten of HD Supply's directors, which includes three designees of each Equity Sponsor. One of the directors designated by the Equity Sponsor associated with CD&R shall serve as the chairman. See "Related Party Transactions—Stockholders Agreement and Stockholder Arrangements" included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2014 (the "2014 Proxy Statement").

        The interests of our existing stockholders, including our Equity Sponsors, may conflict with the interests of our other stockholders. Our Board of Directors has adopted corporate governance guidelines that, among other things, address potential conflicts between a director's interests and our interests. In addition, we have adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of HD Supply and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These corporate governance guidelines and code of business ethics do not, by themselves, prohibit transactions with our principal stockholders.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

        Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated by-laws:

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  authorize the issuance of "blank check" preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

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  establish a classified Board of Directors, as a result of which our board is divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at an annual meeting;

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  limit the ability of stockholders to remove directors;

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  provide that vacancies on the Board of Directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

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  prohibit stockholders from calling special meetings of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

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  establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

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  require the approval of holders of at least 75% of the outstanding shares of our voting common stock to amend the by-laws and certain provisions of the certificate of incorporation.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See "Description of Capital Stock—Anti Takeover Effects of our Certificate of Incorporation and By-laws."

        Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Investors purchasing common stock in this offering will experience immediate and substantial dilution.

        If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the book value of your stock, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. The net tangible deficit per share, calculated as of February 2, 2014 and after giving effect to the offering, is $22.04. You will experience immediate and substantial dilution of $48.04 a share. In addition, we have issued options to acquire common stock at prices significantly below the IPO price. To the extent outstanding options are ultimately exercised or we issue additional equity securities in the future, you will experience further dilution. See "Dilution."

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon completion of this offering, we will no longer be a "controlled company" within the meaning of the NASDAQ rules and the rules of the SEC. However, we may continue to rely on exemptions from certain corporate governance requirements during a one year transition period.

        Our Equity Sponsors will no longer own a majority of our outstanding common stock after the completion of this offering. As a result, we will no longer be a "controlled company" within the meaning of the corporate governance rules of NASDAQ. Consequently, the NASDAQ rules will require that we (i) appoint a majority of independent directors to our Board of Directors within one year of the date we no longer qualify as a "controlled company", (ii) appoint at least one independent director to each of the compensation and nominating and governance committees on the date we no longer qualify as a "controlled company," at least a majority of independent directors within 90 days of such date and that the compensation and nominating and governance committees be composed entirely of independent directors within one year of such date and (iii) have an annual performance evaluation of the nominating and corporate governance and compensation committees. During these transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NASDAQ rules.

        Accordingly, during the transition periods you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ.

        In addition, although we will no longer be a "controlled company" after the completion of this offering, our Equity Sponsors will continue to be able to significantly influence our decisions. The interests of the Equity Sponsors may not always coincide with the interests of the other holders of our common stock. The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future acquire controlling interests in businesses that complement or directly or indirectly compete with certain portions of our business. If the Equity Sponsors pursue such acquisitions in our industry, those acquisition opportunities may not be available to us. See "Risk Factors—Risks Relating to Our Common Stock and This Offering—A few significant stockholders control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it could prevent you and other stockholders from influencing significant corporate decisions.," "Description of Capital Stock" in this prospectus and "Related Party Transactions" in the 2014 Proxy Statement.

 USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

 MARKET PRICE OF OUR COMMON STOCK

        Our common stock has been listed on the NASDAQ under the symbol "HDS" since June 27, 2013. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ:

	High	Low
2013:
Second quarter(1)	$22.62	$17.80
Third quarter	$25.06	$19.83
Fourth quarter	$24.88	$19.55
2014:
First quarter (through May 1, 2014)	$27.39	$20.59

(1)
Represents the period from June 27, 2013, the date of our initial listing on the NASDAQ, through August 4, 2013, the end of our second quarter.

        A recent reported closing price for our common stock is set forth on the cover page of this prospectus. As of February 2, 2014, there were 70 holders of record of our common stock.

 DIVIDEND POLICY

        We have never declared or paid dividends on our common stock, and we do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Our ability to pay dividends to holders of our common stock is limited by our ability to obtain cash or other assets from our subsidiaries. Further, the covenants in the agreements governing our existing indebtedness, including our Senior Credit Facilities, significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. Any payment of dividends will be at the discretion of our Board of Directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of February 2, 2014.

        You should read this table in conjunction with the sections entitled "Selected Consolidated Financial Data" and "Description of Certain Indebtedness" in this prospectus and our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the 2013 Form 10-K.

As of February 2, 2014
Actual
(Dollars in millions, except share and per share amounts)
Cash and cash equivalents	$115

Debt:
Senior ABL Facility	360
Senior Term Facility, net of unamortized discount of $19 million	966
First Priority Notes, including unamortized premium of $18 million	1,268
Second Priority Notes	675
October 2012 Senior Unsecured Notes	1,000
February 2013 Senior Unsecured Notes	1,275

Total Long Term Debt (including current portion)	5,544

Stockholders' equity (deficit):
Common stock, par value $0.01 per share, 1 billion shares authorized, 192.4 million shares issued and outstanding	2
Preferred stock, par value $0.01 per share, 100 million shares authorized; no shares issued and outstanding	—
Additional paid-in capital	3,752
Accumulated deficit	(4,503)
Accumulated other comprehensive loss	(15)

Total stockholders' equity (deficit)	(764)

Total capitalization	$4,780

        The share information as of February 2, 2014 shown in the table above excludes:

  •
  approximately 15 million shares of common stock issuable upon exercise of options outstanding as of February 2, 2014 at a weighted average exercise price of $13.30 per share; and

  •
  approximately 13 million shares of common stock reserved for future issuance under our omnibus incentive plan and our employee stock purchase plan.

 DILUTION

        If you invest in our common stock, the book value of your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock.

        Our net tangible deficit as of February 2, 2014 was $4,239 million, and net tangible deficit per share was $22.04. Net tangible deficit per share has been determined by dividing net tangible deficit (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at February 2, 2014.

        We will receive no proceeds from the sale of common stock by the selling stockholder in this offering. Consequently, this offering will not result in any decrease to our net tangible deficit per share. Purchasing shares of common stock in this offering will result in an immediate dilution of $48.04 per share. The following table illustrates this per share dilution to new investors:

Public offering price per share	$26.00
Net tangible deficit per share as of February 2, 2014	(22.04)

Dilution in net tangible deficit to new investors in this offering	$48.04

        The share information as of February 2, 2014 shown in the table above excludes:

  •
  approximately 15 million shares of common stock issuable upon exercise of options outstanding as of February 2, 2014 at a weighted average exercise price of $13.30 per share; and

  •
  approximately 13 million shares of common stock reserved for future issuance under our omnibus incentive plan and our employee stock purchase plan.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents our selected consolidated financial data, as of and for the periods indicated. The selected consolidated financial data as of February 2, 2014 and February 3, 2013 and for the fiscal years ended February 2, 2014, February 3, 2013 and January 29, 2012 have been derived from our audited consolidated financial statements included in the 2013 Form 10-K and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included therein. The selected consolidated financial data as of January 29, 2012 and as of, and for, the fiscal years ended January 30, 2011 and January 31, 2010 has been derived from the selected financial data also included in the 2013 Form 10-K. Our consolidated financial data may not be indicative of our future performance.

	Fiscal Year Ended
	February 2, 2014		February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010
	(Dollars in millions, except per share amounts)
Consolidated statement of operations data:
Net sales		$8,487	$7,943	$6,933	$6,359	$6,231
Cost of sales		6,015	5,644	4,942	4,540	4,483

Gross profit		2,472	2,299	1,991	1,819	1,748
Operating expenses:
Selling, general and administrative		1,733	1,637	1,510	1,435	1,435
Depreciation and amortization		242	336	326	340	358
Restructuring		9	—	—	8	21
Goodwill and other intangible asset impairment		—	152	—	—	219

Total operating expenses		1,984	2,125	1,836	1,783	2,033
Operating income (loss)		488	174	155	36	(285)
Interest expense		528	658	639	623	602
Interest (income)		—	—	—	—	—
Loss (gain) on extinguishment and modification of debt		87	709	—	5	(200)
Other (income) expense, net		20	—	(1)	(6)	(8)

Income (loss) from continuing operations before provision for income taxes and discontinued operations		(147)	(1,193)	(483)	(586)	(679)
Provision (benefit) for income taxes		62	4	79	28	(198)

Income (loss) from continuing operations		(209)	(1,197)	(562)	(614)	(481)
Income (loss) from discontinued operations, net of tax		(9)	18	19	(5)	(33)

Net income (loss)		$(218)	$(1,179)	$(543)	$(619)	$(514)

Weighted Average Common Shares Outstanding(1):
Basic and Diluted (thousands)		166,905	130,561	130,557	130,522	130,485
Basic and Diluted Earnings Per Share(1):
Income (loss) from continuing operations		$(1.25)	$(9.17)	$(4.30)	$(4.70)	$(3.69)
Income (loss) from discontinued operations	$	(0.05)	$0.14	$0.15	$(0.04)	$(0.25)

Net income (loss)		$(1.31)	$(9.03)	$(4.16)	$(4.74)	$(3.94)

Balance sheet data (end of period):
Cash and cash equivalents(2)		$115	$141	$111	$292	$539
Total assets		6,324	7,334	6,738	7,089	7,845
Total debt(3)		5,544	7,329	5,462	5,249	5,775
Total stockholders' equity (deficit)		(764)	(1,591)	(428)	96	688
Other financial data (unaudited):
Working capital (unaudited)(4)		$1,210	$1,120	$1,012	$1,176	$1,925
Adjusted EBITDA(5)		764	685	508	410	342
Adjusted net income (loss)(5)		99	(129)	(244)	(333)	(403)
Capital expenditures		131	115	115	49	58
Depreciation & amortization(6)		245	339	328	343	364
Amortization of acquisition-related intangibles (other than software)		135	243	244	244	243
Return on invested capital(7)		32.4%	36.0%	24.6%	16.2%	9.0%
Statement of cash flows data:
Cash flows provided by (used in) operating activities, net		$(367)	$(681)	$(165)	$551	$69
Cash flows provided by (used in) investing activities, net		820	(800)	(6)	(45)	(41)
Cash flows provided by (used in) financing activities, net		(474)	1,511	(10)	(755)	(263)

(1)
Weighted average shares and earnings per share are for the Company.

(2)
Cash and cash equivalents as of February 3, 2013 excludes $936 million of cash equivalents that were restricted for the redemption of debt.

(3)
Total debt includes current and non-current installments of long-term debt and capital leases and associated discounts and premiums. As of February 3, 2013, debt includes $889 million of the 13.5% Senior Subordinated Notes due 2015 (the "2007 Senior Subordinated Notes") that we committed to redeem and did redeem on February 8, 2013.

(4)
We define working capital as current assets (including cash) minus current liabilities, which include the current portion of long-term debt and accrued interest thereon.

(5)
Adjusted EBITDA and Adjusted net income (loss) are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors' overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. We believe Adjusted EBITDA is helpful in highlighting operating trends, because it excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We further believe that Adjusted EBITDA and Adjusted net income (loss) are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA or Adjusted net income (loss) measure when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on "Consolidated EBITDA," a measure which is defined in our Senior Term Facility and Senior ABL Facility and used in calculating financial ratios in several material debt covenants. Borrowings under these facilities are a key source of liquidity and our ability to borrow under these facilities depends upon, among other things, our compliance with such financial ratio covenants. In particular, both facilities contain restrictive covenants that can restrict our activities if we do not maintain financial ratios calculated based on Consolidated EBITDA and our Senior ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1:1 if our specified excess availability (including an amount by which our borrowing base exceeds the outstanding amounts) under the Senior ABL Facility falls below the greater of $150 million and 10% of the aggregate commitments. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) Depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our Senior Term Facility and our Senior ABL Facility. We believe that presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate and about certain non-cash and other items. The Senior Term Facility and Senior ABL Facility permit us to make certain additional adjustments to Consolidated Net Income in calculating Consolidated EBITDA, such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented in this prospectus. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA. These covenants are important to the Company as failure to comply with certain covenants would result in a default under our Senior Credit Facilities. The material covenants in our Senior Credit Facilities are discussed in "Description of Certain Indebtedness—Senior Credit Facilities."

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•
Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•
Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•
Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•
although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented:

	Fiscal Year Ended
	February 2, 2014	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010
	(Dollars in millions)
Net income (loss)	$(218)	$(1,179)	$(543)	$(619)	$(514)
Less: income (loss) from discontinued operations, net of tax	(9)	18	19	(5)	(33)

Income (loss) from continuing operations	(209)	(1,197)	(562)	(614)	(481)

Interest expense, net	528	658	639	623	602
Provision (benefit) for income taxes	62	4	79	28	(198)
Depreciation and amortization(i)	245	339	328	343	364
Loss (gain) on extinguishment and modification of debt(ii)	87	709	—	5	(200)
Goodwill & other intangible asset impairment(iii)	—	152	—	—	219
Restructuring charges(iv)	12	—	—	8	21
Stock-based compensation	16	16	20	17	18
Management fee & related expenses paid to Equity Sponsors(v)	2	5	5	5	5
Costs related to the IPO(vi)	20	—	—	—	—
Other(vii)	1	(1)	(1)	(5)	(8)

Adjusted EBITDA	$764	$685	$508	$410	$342

(i)
Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)
Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modifications.

(iii)
Represents the non-cash impairment charge of goodwill and an intangible asset recognized during fiscal 2012 and fiscal 2009 in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.

(iv)
Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location. In addition, the fiscal 2013 charges include $3 million of inventory liquidation charges recorded within Cost of sales in the Consolidated Statement of Operations.

(v)
We entered into consulting agreements with the Equity Sponsors whereby we paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with our IPO in the second quarter of fiscal 2013.

(vi)
Represents the costs expensed in connection with the IPO, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

(vii)
Represents the gains and losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income and expense, net.

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted net income (loss) for the periods presented:

	Fiscal Year Ended
	February 2, 2014	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010
	(Dollars in millions)
Net income (loss)	$(218)	$(1,179)	$(543)	$(619)	$(514)
Less: income (loss) from discontinued operations, net of tax	(9)	18	19	(5)	(33)

Income (loss) from continuing operations	(209)	(1,197)	(562)	(614)	(481)

Plus: Provision (benefit) for income taxes	62	4	79	28	(198)
Less: Cash income taxes	(8)	(1)	(5)	(4)	(7)
Plus: Amortization of acquisition-related intangible assets (other than software)	135	243	244	244	243
Plus: Loss (gain) on extinguishment & modification of debt(i)	87	709	—	5	(200)
Goodwill & other intangible asset impairment(ii)	—	113	—	—	219
Restructuring charges(iii)	12	—	—	8	21
Costs related to the IPO(iv)	20	—	—	—	—

Adjusted Net Income (Loss)	$99	$(129)	$(244)	$(333)	$(403)

(i)
Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modifications.

(ii)
Represents the non-cash impairment charge of goodwill and an intangible asset recognized during fiscal 2012 and fiscal 2009 in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.

(iii)
Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location. In addition, the fiscal 2013 charges include $3 million of inventory liquidation charges recorded within Cost of sales in the Consolidated Statement of Operations.

(iv)
Represents the costs expensed in connection with our IPO, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.
(6)
Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(7)
Return on invested capital ("ROIC") is not a recognized term under GAAP. We believe ROIC is a meaningful metric for investors because it measures how effectively the Company uses capital to generate operating income.

We define ROIC as operating income for the four most recently completed fiscal quarters, adjusted for certain non-recurring items and stock based compensation plus the amortization of intangibles, on a tax-effected basis, as a percent of average total invested capital. Average total invested capital is the average of property and equipment, net, plus Adjusted working capital and certain other assets and liabilities for the last five fiscal quarters. We include in ROIC the amounts related to the businesses we disposed of, and reflect as discontinued operations, for the periods in which we owned them. Although ROIC is a common financial metric, numerous methods exist for calculating ROIC. Accordingly, the method used by our management to calculate ROIC may differ from the methods other companies use to calculate their ROIC. We encourage you to understand the methods used by other companies to calculate ROIC before comparing their ROIC to ours.

The following table presents the calculation of ROIC for the periods presented:

	Fiscal Year Ended
	February 2, 2014	February 3, 2013	January 29, 2012	January 30, 2011	January 31, 2010
	(Dollars in millions, except share and per share data)
After-tax return:
Operating income (loss)	$488	$174	$155	$36	$(285)
Adjustments:
Amortization of intangibles	135	243	244	244	243
Stock-based compensation(i)	16	16	20	17	18
Management fee and related expenses paid to Equity Sponsors(ii)	2	5	5	5	5
Restructuring charge(iii)	12	—	—	8	21
Goodwill and other intangible asset impairment(iv)	—	152	—	—	219
Other	—	—	(1)	—	—
Impact of discontinued operations(v)	(4)	5	34	12	2

Pre-tax return	649	595	457	322	223
Tax rate(vi)	39%	39%	39%	39%	39%
Tax expense	(253)	(232)	(178)	(126)	(87)

After-tax return	$396	$363	$279	$196	$136

Total invested capital (end of period):
Current assets	$2,303	$3,163	$2,326	$2,381	$2,802
Current liabilities	(1,093)	(2,043)	(1,314)	(1,205)	(877)
Working capital	1,210	1,120	1,012	1,176	1,925
Cash and cash equivalents, including restricted cash	(115)	(1,077)	(111)	(292)	(539)
Short-term debt(vii)	10	899	82	10	10

Adjusted working capital	1,105	942	983	894	1,396
Property and equipment, net	405	395	398	390	453
Other assets	141	165	128	176	188
Deferred tax liabilities	(114)	(104)	(111)	(101)	(203)
Other liabilities	(347)	(348)	(361)	(448)	(312)

Total invested capital	1,190	1,050	1,037	911	1,522

Average total invested capital(viii)	$1,220	$1,009	$1,134	$1,212	$1,514

Return on invested capital	32.4%	36.0%	24.6%	16.2%	9.0%

(i)
Represents the stock based compensation costs for stock options, restricted stock and restricted stock units.

(ii)
We entered into consulting agreements with the Equity Sponsors whereby we paid the Equity Sponsors a $4.5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with our IPO in the second quarter of fiscal 2013.

(iii)
Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iv)
Represents the non-cash impairment charge of goodwill and an intangible asset recognized in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.

(v)
Impact of discontinued operations represents the operating income plus amortization of intangibles plus restructuring charges plus goodwill and other intangible asset impairments for discontinued operations.

(vi)
Tax rate is based on the statutory federal income tax rate of 35% and an assumed blended state income tax rate, net of federal income tax benefit, of 4%.

(vii)
On February 8, 2013, the entire remaining $889 million aggregate principal amount of the 2007 Senior Subordinated Notes was redeemed. On November 8, 2012, $930 million aggregate principal amount of the 2007 Senior Subordinated Notes was redeemed.

(viii)
Average total invested capital is calculated using total invested capital over the five most recent fiscal quarters.

Other non-GAAP measures

        There were several unusual items during fiscal 2013 and fiscal 2012 that affect the comparability of the results of operations. These items include the restructuring charges in fiscal 2013, the 53rd week in Fiscal 2012, the impact of the contract amendment between Crown Bolt and Home Depot, and the Crown Bolt goodwill impairment. The table below presents a reconciliation of the reported results of operations to the adjusted results of operations for fiscal 2013 and fiscal 2012.

	Fiscal 2013			Fiscal 2012					Percent increase (decrease)
	As Reported	Restructuring(i)	Adjusted	As Reported	53rd Week(ii)	CB / THD(iii)	Impairment(iv)	Adjusted	Adjusted '13 versus Adjusted '12
Net Sales	$8,487	$—	$8,487	$7,943	$(147)	$(41)	$—	$7,755	9.4%
Cost of sales	6,015	(3)	6,012	5,644	(106)	—	—	5,538	8.6

Gross Profit	2,472	3	2,475	2,299	(41)	(41)	—	2,217	11.6
Operating expenses:
Selling, general and administrative	1,733	—	1,733	1,637	(27)	—	—	1,610	7.6
Depreciation and amortization	242	—	242	336	—	—	—	336	(28.0)
Restructuring charge	9	(9)	—	—	—	—	—	—	—
Goodwill & other intangible asset impairment	—	—	—	152	—	—	(152)	—	—

Total operating expenses	1,984	(9)	1,975	2,125	(27)	—	(152)	1,946	1.5
Operating Income (Loss)	$488	12	$500	$174	(14)	(41)	152	$271	84.5
Adjusted EBITDA	$764	—	$764	$685	(14)	(41)	—	$630	21.3

(i)
Represents the costs incurred for workforce reductions, branch closures or consolidations, and inventory liquidation. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(ii)
Represents the 53rd week of operations in fiscal 2012. Fiscal 2013 includes 52 weeks of operations.

(iii)
Represents the impact of the amendment of the strategic purchase agreement between our Crown Bolt business and The Home Depot, Inc. The new 7-year exclusive agreement through January 2020 reduced pricing levels and eliminated the minimum purchase guarantee from the original agreement.

(iv)
Represents the 2012 Crown Bolt non-cash impairment charge of goodwill and an intangible asset.

Quarterly Financial Data

        The following tables present a summary of certain quarterly financial data for the fiscal years ended February 2, 2014 and February 3, 2013.

	Fiscal 2013				Fiscal 2012
	Q4-13	Q3-13	Q2-13	Q1-13	Q4-12	Q3-12	Q2-12	Q1-12
	(Dollars in millions)
Net income (loss)	$(66)	$51	$(72)	$(131)	$(713)	$(50)	$(56)	$(360)
Less income (loss) from discontinued operations, net of tax	(7)	—	(1)	(1)	—	2	1	15

Income (loss) from continuing operations	(59)	51	(71)	(130)	(713)	(52)	(57)	(375)
Interest expense, net	119	117	145	147	169	165	158	166
Provision (benefit) for income taxes	15	(8)	12	43	(32)	1	2	33
Depreciation and amortization(i)	62	62	61	60	87	85	84	83
Restructuring(ii)	12	—	—	—	—	—	—	—
Loss on extinguishment and modification of debt(iii)	—	—	46	41	489	—	—	220
Goodwill and other intangible asset impairment(iv)	—	—	—	—	152	—	—	—
Stock-based compensation(v)	4	4	5	3	3	3	5	5
Management fee & related expenses paid to Equity Sponsors(vi)	—	—	1	1	1	1	2	1
Costs related to the initial public offering(vii)	—	—	20	—	—	—	—	—
Other	1	—	—	—	(1)	1	(1)	—

Adjusted EBITDA(viii)	$154	$226	$219	$165	$155	$204	$193	$133

(i)
Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)
Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location. In addition, the fiscal 2013 charges include $3 million of inventory liquidation charges recorded within Cost of sales in the Consolidated Statement of Operations.

(iii)
Represents the loss on extinguishment of debt including the premium paid to call the debt as well as the write off of unamortized deferred financing costs associated with such debt. Also includes the costs of debt modification.

(iv)
Represents the non-cash impairment charge of goodwill and an intangible asset recognized during the fourth quarter of fiscal 2012 in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.

(v)
Represents stock based compensation costs for stock options, restricted stock and restricted stock units.

(vi)
We entered into consulting agreements with the Equity Sponsors whereby we paid the Equity Sponsors a $4.5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with our IPO in the second quarter of fiscal 2013.

(vii)
Represents the costs expensed in connection with the IPO, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

(viii)
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance.

BUSINESS

Our Company

        We are one of the largest industrial distributors in North America. We believe we have leading positions in the three distinct market sectors in which we specialize: Maintenance, Repair & Operations; Infrastructure & Power; and Specialty Construction. These market sectors are large and fragmented, and we believe they present opportunities for significant growth. We aspire to be the "First Choice" of customers, associates, suppliers and the communities in which we operate. This aspiration drives our relentless focus and is reflected in the customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships that define our culture. We believe this aspiration distinguishes us from other distributors and has created value for our shareholders, driven above-market growth and delivered attractive returns on invested capital.

        We estimate that the aggregate size of our currently addressable markets is approximately $115 billion annually. We serve our markets with an integrated go-to-market strategy. We operate through approximately 650 locations across 47 U.S. states and seven Canadian provinces. We have more than 15,000 associates delivering localized, customer-tailored products, services and expertise. We serve approximately 500,000 customers, which include contractors, government entities, maintenance professionals, home builders and industrial businesses. Our broad range of end-to-end product lines and services include over one million SKUs of quality, name-brand and proprietary-brand products as well as value-add services supporting the entire lifecycle of a project from infrastructure and construction to maintenance, repair and operations.

        For fiscal 2013, we:

  •
  generated $8.5 billion in Net sales, representing 6.8% growth over fiscal 2012, or 9.4% excluding the 53rd week of fiscal 2012 and the impact of the amended Crown Bolt agreement with Home Depot;

  •
  generated $764 million of Adjusted EBITDA, representing 11.5% growth over fiscal 2012, or 21.3% excluding the 53rd week of fiscal 2012 and the impact of the amended Crown Bolt agreement with Home Depot;

  •
  incurred a Net loss of $218 million, representing an 81.5% improvement over fiscal 2012; and

  •
  generated $99 million of Adjusted net income, representing an improvement of $228 million over fiscal 2012.

For a reconciliation of GAAP measures to the Non-GAAP measures, including a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Selected Consolidated Financial Data."

        We believe our long-standing customer relationships and competitive advantage stem from our knowledgeable associates, extensive product and service offerings, national footprint, integrated best-in-class technology, broad purchasing scale and strategic supplier relationships. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' businesses. Our value-add services include customer training, material and product fabrication, kitting, jobsite delivery, will call pick up options, as well as onsite managed inventory, online material management and emergency response capabilities. Furthermore, we believe our product application knowledge, comprehensive product assortment, and sourcing expertise allow our customers to perform reliably and give them the tools to enhance profitability. We reach our customers through a variety of sales channels, including professional outside and inside sales forces, call centers and branch supported direct marketing programs utilizing market-specific product catalogs, and business unit websites. Our distribution network allows us to provide rapid, reliable, on-time delivery and customer pickup throughout the U.S. and Canada. Additionally, we believe our highly integrated, best-in-class technology provides leading e-commerce and integrated workflow capabilities for our customers, while providing us unparalleled pricing, budgeting, reporting and analytical capabilities across our Company. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability and the ability to directly integrate with their systems and workflows.

        Since 2007 we have undertaken significant operating and growth initiatives at all levels. We developed and are implementing a multi-year strategy to optimize our business mix. This strategy includes entering new markets and product lines, streamlining and upgrading our process and technology capabilities, acquiring new capabilities and selling non-core business units. At the same time, we attracted what we believe to be "best of the best" talent capitalizing on relevant experience, teamwork and change navigation. With this transformational execution behind us, we believe we are well-positioned to continue to grow in excess of the markets in which we operate.

        We operate our Company through four reportable segments: Facilities Maintenance, Waterworks, Power Solutions and White Cap. The charts below summarize the breakdown of the results for our reportable segments and Corporate & Other in fiscal 2013.

(1)
Crown Bolt, CTI, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(2)
Adjusted EBITDA is our measure of profitability for our reportable segments and Corporate & Other as presented within our consolidated financial statements in accordance with GAAP. See Note 14 of the Notes to Consolidated Financial Statements included in the 2013 Form 10-K.

        Facilities Maintenance.    Facilities Maintenance distributes MRO products, provides value-add services and fabricates custom products. We estimate that our Facilities Maintenance business unit serves a currently addressable market of $49 billion annually, which includes multifamily, hospitality, healthcare and institutional facilities. Products include electrical and lighting items, plumbing, HVAC products, appliances, janitorial supplies, hardware, kitchen and bath cabinets, window coverings, textiles and guest amenities, healthcare maintenance and water and wastewater treatment products. Facilities Maintenance operates a distribution center-based model that sells its products primarily through a professional sales force, print catalogs and e-commerce. In fiscal 2013, Facilities Maintenance had $2.3 billion in Net sales, representing 6.8% growth over fiscal 2012, or 8.9% on a 52-week basis, and

$434 million of Adjusted EBITDA, representing 11.6% growth over fiscal 2012, or 13.9% on a 52-week basis.

        Waterworks.    Waterworks distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in the water and waste-water industries for residential and non-residential uses. We estimate that our Waterworks business unit serves a currently addressable market of $11 billion annually, which includes the non-residential, residential, water systems, sewage systems and other markets. Products include pipes, fittings, valves, hydrants and meters for use in the construction, maintenance and repair of water and waste-water systems as well as fire-protection systems. Waterworks has complemented its core products through additional offerings, including smart meters (AMR/AMI), fusible piping solutions and specific engineered treatment plant products and services. In fiscal 2013, Waterworks had $2.2 billion in Net sales, representing 9.8% growth over fiscal 2012, or 11.8% on a 52-week basis, and $173 million of Adjusted EBITDA, representing 26.3% growth over fiscal 2012, or 28.1% on a 52-week basis.

        Power Solutions.    Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. We estimate that our Power Solutions business unit serves a currently addressable market of $35 billion annually, which includes the utilities and electrical markets. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction. In fiscal 2013, Power Solutions had $1.8 billion in Net sales, representing 3.1% growth over fiscal 2012, or 5.3% on a 52-week basis, and $76 million of Adjusted EBITDA, representing 5.6% growth over fiscal 2012, or 8.6% on a 52-week basis.

        White Cap.    White Cap distributes specialized hardware, tools, engineered materials and safety products to non-residential and residential contractors. We estimate that our White Cap business unit serves a currently addressable market of $20 billion annually. Products include tilt-up brace systems, forming and shoring systems, concrete chemicals, hand and power tools, rebar, ladders, safety and fall arrest equipment, specialty screws and fasteners, sealants and adhesives, drainage pipe, geo-synthetics, erosion and sediment control equipment and other engineered materials used broadly across all types of non-residential and residential construction. In fiscal 2013, White Cap had $1.3 billion in Net sales, representing 9.8% growth over fiscal 2012, or 11.8% on a 52-week basis, and $79 million of Adjusted EBITDA, representing 41.1% growth over fiscal 2012, or 43.6% on a 52-week basis.

        Corporate & Other.    Corporate & Other is comprised of the following business units: Crown Bolt, CTI, Repair & Remodel and HD Supply Canada. Crown Bolt is a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders' hardware, rope and chain and plumbing accessories, primarily serving Home Depot and other hardware stores. CTI offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for non-residential, residential and senior living projects. Our Repair & Remodel business unit offers light remodeling and construction supplies, kitchen and bath cabinets, windows, plumbing materials, electrical equipment and other products, primarily to small remodeling contractors and trade professionals. HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies markets, operating across seven provinces. Corporate & Other also includes costs related to our centralized support functions, which include finance, information technology, human resources, legal, supply chain and other support services and removes inter-segment transactions. In fiscal 2013, Corporate & Other had $793 million in Net sales and $2 million of Adjusted EBITDA.

Summary of Reportable Segments

        The table below is a summary of our four reportable segments. Although our reportable segments are distinct and specialized to reflect the needs of their customers, we operate our Company with an integrated go-to-market strategy.

Overview	Catalog-Based Distributor of MRO Products to Maintenance Professionals	Distributor of Water, Sewer, Storm and Fire Protection Products	Distributor of Utilities and Electrical Construction and Industrial Products	Distributor of Specialty Construction and Safety Supplies
Fiscal 2013 Net Sales	$2.3 billion	$2.2 billion	$1.8 billion	$1.3 billion
Fiscal 2013 Adjusted EBITDA(1)	$434 million	$173 million	$76 million	$79 million
Adjusted EBITDA Margin(2)	18.6%	7.8%	4.1%	6.1%
Growth(3)	13.9%	28.1%	8.6%	43.6%
Estimated Addressable Market Size(4)	$49 billion	$11 billion	$35 billion	$20 billion
Est. Market Share(4)	5%	21%	5%	7%
Est. Market Position(5)	#1 in Multifamily	#1 Nationally	#1 in Utilities	#1 Full Service Distributor Nationally
Locations	41 Distribution Centers in U.S.; 2 in Canada	239 Branches in 45 U.S. States	110 Branches in 26 U.S. States; 4 in Canada	147 Branches in 31 U.S. States
Approx. SKUs	185,000	320,000	205,000	240,000
Select Products

Electrical and Lighting Items; Plumbing; HVAC Products; Appliances; Janitorial Supplies; Hardware; Kitchen and Bath Cabinets; Window Coverings; Textiles and Guest Amenities; Healthcare Maintenance; Water and Wastewater Treatment Products

Water and Wastewater Transmission Products Including Pipe (PVC, Ductile Iron, HDPE); Fittings; Valves; Fire Protection; Metering Systems; Storm Drain; Hydrants; Fusion Machine Rental; Valve Testing and Repair

			Pole Line Hardware; Wire and Cable; Gear and Controls; Power Equipment; Fixtures and Lighting; Meters	Concrete Accessories and Chemicals; Tools; Engineered Materials and Fasteners; Safety; Erosion and Waterproofing

Value-add Services	Next Day Delivery; Customized and Fabricated Products; Renovations and Installation Services; Technical Support; Customer Training; e-Commerce Solutions

Proprietary PC-based Estimating Software; Job Management Reports; Electronic Billing; On-demand Customer Reports; Part Number Interchange; Material Management Online ("MMO"); Database Depot; Distributor Managed Inventory ("DMI")

Emergency Response Solutions; Integrated Inventory and Sourcing Solutions; IT Solutions (Virtual Warehouse, EDI, Online Ordering, Custom Online Catalog); SmartGrid; Project Services (Material Take Offs and Laydown Yards); Tool Repair

Pre-Bid Assistance; Product Submittals; Value Engineering; Change Order Support; Rentals (Tilt-Up Braces, Forming/Shoring, Equipment); Fabrication Including Detailing and Engineering; Tool Repair; Electronic Billing

Customer Examples	Residential Property Owners and Managers; Hotels and Lodging Facilities; Assisted Living Facilities; Institutions; Water and Wastewater Treatment Facilities	Professional Contractors Serving Municipalities, Non-residential and Residential Construction	Municipalities and Co-ops; Investor Owned Utilities; Non-residential, Residential and Mechanical Contractors; Industrial (Industrial Manufactures, MRO, Oil and Gas Contractors)	Professional Contractors Serving Non-residential, Residential and Industrial Construction

"Best Performance Translation" Shared Best Practices Among Leadership, Sales, Marketing, Merchandising, IT and Supply Chain

(1)
Adjusted EBITDA is our measure of profitability for our reportable segments as presented within our consolidated financial statements in accordance with GAAP. See Note 14 of the Notes to Consolidated Financial Statements included in the 2013 Form 10-K, incorporated by reference into this prospectus.
(2)
Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by Net sales.
(3)
Growth is equal to growth in Adjusted EBITDA over fiscal 2012, excluding the 53rd week of fiscal 2012.
(4)
Management estimates based on market data and industry knowledge. Market share is based on our revenues relative to the estimated addressable market size.
(5)
Market position is based on our revenues relative to the estimated revenues of known competitors in addressable markets. Unless stated otherwise, market position refers to management's estimate of our market position in North America within the estimated addressable markets we serve.

Our Market Sectors

        We offer a diverse range of products and services to the Maintenance, Repair & Operations, Infrastructure & Power and Specialty Construction market sectors in the U.S. and Canada. The markets in which we operate have a high degree of customer and supplier fragmentation, with customers that typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        The table below summarizes our market sectors, business units and end-markets, including our Net sales by end-market.

*
Excludes HD Supply Canada.

(1)
Management estimates based on market data and industry knowledge.

(2)
Crown Bolt, Creative Touch Interiors, Repair & Remodel and HD Supply Canada, in addition to Corporate and Eliminations, comprise "Corporate & Other."

(3)
Figures do not foot due to rounding. Excludes HD Supply Canada.

Maintenance, Repair & Operations

        In the Maintenance, Repair & Operations market sector, our Facilities Maintenance, Crown Bolt and Repair & Remodel business units serve customers across multiple industries by primarily delivering supplies and services needed to maintain and upgrade multifamily, hospitality, healthcare and institutional facilities. Facilities Maintenance and Crown Bolt are distribution center based models, while Repair & Remodel operates through retail outlets primarily serving cash and carry customers. We estimate that this market sector currently represents an addressable market in excess of $49 billion annually with demand driven primarily by ongoing maintenance requirements of a broad range of existing structures and traditional repair and remodeling construction activity across multiple industries. We believe Facilities Maintenance customers value speed and product availability over price. In addition, we believe that our leadership position in this sector positions us to capitalize on improving business conditions across our addressable market. For example, we expect to benefit from the relative stability of demand for MRO materials during periods of lower vacancy rates within multifamily housing and higher occupancy rates within hospitality.

Infrastructure & Power

        In the Infrastructure & Power market sector, Waterworks and Power Solutions support both established infrastructure and new projects by meeting demand for critical supplies and services used to build and maintain water systems and electrical power generation, transmission and distribution infrastructure. We estimate that this market sector currently represents an addressable market in excess of $46 billion annually with demand in the U.S. driven primarily by an aging and overburdened national infrastructure, general population growth trends and the need for cost-effective energy distribution. The broad geographic presence of our business units, through a regionally organized branch distribution network, reduces our exposure to economic factors in any single region. We believe we have the potential to capitalize on a substantial backlog of deferred projects that will need to be addressed in the coming years as a result of our customers delaying much needed upgrades or repairs during the recent economic downturn as well as a recovery in the non-residential and residential construction markets.

Specialty Construction

        In the Specialty Construction market sector, White Cap and CTI serve professional contractors and trades by meeting their distinct and customized supply needs in non-residential, residential and industrial applications. We estimate that this market sector currently represents an addressable market in excess of $20 billion annually with demand driven primarily by residential construction, non-residential construction, industrial and repair and remodeling construction spending. White Cap is our primary business unit serving this sector through the broad national presence of its regionally organized branch distribution network. CTI serves its market through a network of branches and design centers. We believe we are well-positioned to benefit from the recovery from historical lows within the non-residential and residential construction end-markets.

Our Strengths

        We believe that we benefit significantly from the following competitive strengths:

        Collaborative results-driven culture and exacting execution driving growth.    Our culture of customer and market centricity, speed and precision, intense teamwork, process excellence and trusted relationships promotes continuous learning and drives our entire team to perform at the highest level. We believe this integrated team approach results in first-class operational execution, which has contributed to growth of our revenues at a rate in excess of the growth rate of the markets we serve. This is further manifested through the systemic sharing and implementation of best practices within and across our business units. Rather than singularly investing and recognizing returns in one business unit, we leverage investments in one business unit across all of our other business units. For example, in 2012 we began utilizing Facilities Maintenance's category management, catalog and e-commerce expertise in our White Cap business which we believe has instilled discipline in merchandising, sourcing and pricing and contributed to sales growth and improved margins.

        Leadership positions with significant scale in large, fragmented markets.    Our Facilities Maintenance, Power Solutions, Waterworks and White Cap business units are leading North American industrial distributors in each of the addressable markets they serve based on sales. We have an extensive geographic footprint across North America with approximately 650 locations across 47 U.S. states and seven Canadian provinces. Over the last several years we have strengthened our competitive position and financial profile through strategically exiting non-core operations to focus on the business units we believe present the greatest opportunity for profitable growth. We also believe that our size as well as the fragmentation and competitive dynamics of the markets we serve make them opportunity-rich for such growth. Because our generally smaller and local competitors typically have fewer financial and operational resources than we do, we believe we are better able to:

  •
  address our customers' needs over a project's lifecycle with our extensive product knowledge and availability as well as the ability to directly integrate with their systems and workflow;

  •
  leverage local knowledge and maintain close customer relationships through our expansive branch and sales networks, while also offering the capabilities of a large organization;

  •
  attract, develop and deploy industry-leading talent, resulting in a deep pool of management, operations and sales expertise;

  •
  identify new opportunities ahead of our competition through our broad supplier and customer relationships and sales force reach; and

  •
  fund investments in product breadth and availability to support customer growth.

        Our leading market positions and opportunity for future growth across the fragmented addressable markets that we serve are illustrated in the chart below.

Addressable Opportunity and HD Supply's Position

(1)
Management estimates based on market data and industry knowledge. Market share is based on our revenues relative to the estimated addressable market size.

(2)
Market position is based on our revenues relative to the estimated revenues of known competitors in addressable markets. Unless stated otherwise, market position refers to management's estimate of our market position in North America within the estimated addressable markets we serve.

        Specialized business model delivering a customer-success based value proposition.    We offer our customers a breadth of products and services tailored to their specific needs. Our local presence and intimate understanding of our customers allow us to optimize our sales coverage model. We also provide differentiated, value-add services to our customers including:

  •
  superior product availability with many of our products available on a same or next day basis;

  •
  product and application expertise and technical support;

  •
  deep customer and vendor relationships with an integrated "solution sale";

  •
  co-located associates to assist with the customer's sourcing function; and

  •
  onsite product training.

        Our services and capabilities allow us to integrate with our customers and form part of their sourcing and procurement function. For example, within Waterworks and Power Solutions, our ERP systems can connect directly into our customers' internal systems, enabling our customers to streamline their product fulfillment and project execution process. We believe that the breadth of our product and service offering provides significant competitive advantages versus smaller local and regional competitors, helping us earn new business and secure repeat business.

        Strategic diversity across customers, suppliers, geographic footprint, products and end-markets.    We believe the diversity of our customers, suppliers, geographic footprint, products and markets served reduces our overall risk exposure. Our broad base of approximately 500,000 customers has low concentration with no single customer representing more than 3% of our total sales and our top 10 customers representing only approximately 9% of our total sales during fiscal 2013. We also believe that by developing relationships with a diverse set of customers, we gain significant visibility into the future needs of our marketplace. We maintain relationships with approximately 15,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of product shortages. We believe this allows us to deliver a diverse product offering on a cost-effective and timely basis. Our largest supplier accounted for only 2% of our total inventory purchases in fiscal 2013. Our diverse geographic footprint of approximately 650 locations limits our dependence on any one region. Additionally, our product breadth enables us to meet our customers' specialized and evolving needs with a selection of over one million SKUs and a multitude of customized solutions.

        We believe that our diversity of end-market exposures is a key competitive strength, as our growth opportunities and ability to deploy resources are not constrained by any single end-market dynamic. We believe that we stand to benefit both from large end-markets that are characterized by stable long-term growth potential, as well as from end-markets that are exposed to cyclical dynamics. We expect these cyclical end-markets to recover in layered and overlapping stages at varying points in the economic cycle, as they have done in the past. For example, we believe that our largest business unit, Facilities Maintenance, will continue to provide an opportunity for consistent and substantial long-term growth, given the stability of its MRO end-markets and customer requirements. In addition, we believe our exposure to infrastructure end-markets through our Waterworks and Power Solutions business units will allow us to capitalize on recurring stable demand, as well as a projected increase in demand, due to the current age and state of underinvestment in infrastructure in the U.S. Finally, we believe our exposure to non-residential and residential construction will drive substantial growth with the continued recovery from historical cyclical troughs.

        Highly efficient and well-invested operating platform driving high returns on invested capital.    Through a series of efficiency improvements and investments in the business, we believe we have transformed our business into a highly efficient platform which is well-positioned for future growth. Our operating efficiency is evidenced by the improvement in our return on invested capital, which has increased from 9% in 2009 to 32% in 2013. Return on invested capital is a non-GAAP metric. For additional detail, including a calculation of return on invested capital, see "Selected Consolidated Financial Data." We believe these initiatives have reduced our earnings volatility, freed up working capital, increased our margins, and positioned us to drive operating leverage going forward. Examples of our disciplined approach to streamline our business platform from 2007 to 2012 include:

  •
  disposing of our non-core Lumber & Building Materials, Plumbing & HVAC, and IPVF businesses;

  •
  reengineering our business processes to eliminate the need for over 4,000 existing positions, while still maintaining our capacity to grow;

  •
  decreasing our fixed costs by more than $120 million from 2008 to 2012, which has allowed us to realize significant additional operating leverage;

  •
  replacing 20 disparate HR systems with a single integrated platform;

  •
  consolidating 21 data centers into two enterprise facilities with comprehensive disaster recovery capabilities; and

  •
  implementing, upgrading and consolidating ERP suites.

        In conjunction with substantial cost reductions, we have invested over $1 billion into our sales force, working capital, technology and footprint since the beginning of 2010 to grow market share and gain access to complementary markets and products. Approximately $670 million of this investment represented Selling, general and administrative expenses, much of which was associated with expanding and training our sales force. Examples of our growth investments include:

  •
  enhancing our distribution footprint by relocating 68 facilities, opening 80 greenfields and expanding 25 facilities;

  •
  hiring over 1,100 associates for specific targeted growth initiatives;

  •
  augmenting our e-commerce and marketing programs; and

  •
  adding in excess of 200,000 SKUs.

        Transformational management team.    HD Supply's executive management team has played a vital role in establishing our leading market share positions in each of our four main business units. Our CEO, Joseph DeAngelo, has over 30 years of global operating experience, including over 17 years in various leadership roles at GE and Home Depot, including Chief Operating Officer. The rest of our executive management team has an average of nearly 10 years at HD Supply and its predecessors, and brings decades of experience from leading companies including GE, Home Depot, Sears, Ferguson Enterprises, Exxon Mobil, Kraft and Arrow Electronics. We also have highly experienced business unit and field leaders, many of whom have served their respective local markets as part of our legacy businesses for over 20 years. Consistent themes at all levels of our management are long-tenured experience, focus on team chemistry and active presence in the field, which promote effective change.

        Focusing on stringent operational and financial metrics, our management team navigated the economic downturn in 2008 and 2009 while driving operating efficiencies in the business. In addition, we have successfully executed and integrated 20 acquisitions since 2006, including Hughes Supply, and most recently Peachtree and Water Products in fiscal 2012. Our team has also divested non-core businesses, reduced fixed costs by more than $120 million from 2008 to 2012 and implemented a significant ERP system consolidation and upgrade. We believe these achievements are driven by pervasive training and our instilled culture, comprised of top performers.

        Highly integrated technology infrastructure.    While each of our business units has adopted a single technology platform tailored to its respective markets, we have an integrated IT infrastructure and a number of common technologies and centers of excellence. Our centralized infrastructure provides leading capabilities for web commerce, order and warehouse management, pricing, reporting, administrative functions and business analytics. Additionally, this gives us central access to specific customer and product profitability across the entire business, allowing us to better understand performance variances across business units. Our infrastructure provides talent management, seamless customer integration for sales, optimized receivables and inventory management, as well as highly-scalable internal processes without rework and waste. Collectively, our access to and ability to analyze real-time data provided by our integrated IT infrastructure allows us to take appropriate and swift action across our business units, which we believe differentiates us from our smaller competitors.

        Deep and strategically aligned relationships with suppliers.    We have developed extensive and long-term relationships with many of our approximately 15,000 suppliers. While we make product purchases at each business unit, we have coordinated processes designed to ensure that our product sourcing is conducted under consistent standards and volume purchasing benefits are maximized under a single HD Supply umbrella. We believe our above-market growth provides our suppliers with their own growth opportunities. This plus a history of close coordination, positions us as a preferred distributor for our key suppliers. We believe this alignment with our suppliers allows us to work with their most knowledgeable representatives to obtain the best products and terms. In addition, we believe this provides access to new products, custom training on specialized products and early awareness of upcoming projects. Further, because they enable us to source both standard and difficult-to-find products in a timely manner, our strategic supplier relationships make us the distributor of choice to many of our customers.

        Proven results.    As a result of our strengths discussed above, we have consistently achieved above-market organic growth across our four reportable segments. Organic sales growth for fiscal 2013 compared to the growth in the relevant addressable market is illustrated in the chart below.

(1)
We define the relevant addressable market as the estimated total dollars spent in markets where a reportable segment offers products. Market growth figures are management estimates of changes in total spending in the relevant addressable market derived from third party data sources.

(2)
Segment growth based on organic sales growth (excluding acquisitions). HD Supply growth figures exclude the 53rd week of fiscal 2012.

        In addition, we have consistently achieved strong operating leverage driven by our transformational execution, lean and dynamic organization, and strategic growth initiatives. Operating leverage for fiscal 2013 is illustrated in the chart below.

(1)
Segment growth based on sales and Adjusted EBITDA growth. Both growth figures include acquisitions and exclude the 53rd week of fiscal 2012.

Our Strategy

        Our objective is to strengthen our competitive position, achieve above-market rates of profitable growth and increase shareholder value through the following key strategies:

        Be the First Choice.    Our aspiration to be the "First Choice" of customers, associates, suppliers and communities drives our strategy and defines our culture. We seek to strengthen existing customer relationships and cultivate new ones through our customer-centric approach and dedication to their success. Strong, long-term, growing customer relationships—both existing and new—are at the core of our strategy, built upon focus, reliability, and product and service excellence. We believe that our customers understand and appreciate our "First Choice" philosophy, which helps us follow our growing customers as they enter new geographies and markets.

        "First Choice" extends beyond our customer relationships and includes our associates, suppliers and the communities in which we operate. Our dedication to providing superior work environments, experiences and opportunities supports our efforts to be the "First Choice" of the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market strategy for their products. Our scale and efficiency enable us to provide our suppliers with real-time feedback on demand characteristics and move their products with speed and precision, which helps ensure that we will continue to be their "First Choice." Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.

        Continue to invest in specific, high-return initiatives.    Over the past four years, we have invested more than $1 billion into specific, targeted operating and growth initiatives driving profitability and efficient growth. We will continue to leverage these initiatives and invest in additional growth initiatives.

We expect these initiatives will help us maintain above market, profitable growth rates. Our organic growth initiatives include:

  •
  further penetrating accounts with existing customers;

  •
  leveraging existing sales channels to introduce new products and services including proprietary brands;

  •
  acquiring talent to help penetrate untapped customer niches;

  •
  accelerating sales via established e-commerce and catalog channels as well as logistics capabilities;

  •
  continuing to expand our local presence through strategic greenfields; and

  •
  developing product and sales capabilities to serve new, adjacent markets.

        Capitalize on accelerating growth across our multiple and varied end-markets.    We have made significant investments and believe we can benefit from the recovery and growth in our end-markets. For example, in the Maintenance, Repair & Operations market, we expect continued steady growth to further benefit from an increase in demand during periods of lower multifamily vacancy rates and high occupancy rates within hospitality. We have also strategically and operationally positioned ourselves to benefit from a recovery in our end-markets that are exposed to cyclical dynamics. We believe our maintenance, repair and operations market, infrastructure spending and the non-residential and residential construction markets are entering a series of inflection points which will accelerate in sequential, overlapping stages throughout the economic cycle, as they have historically. Additionally, we believe many of our customers delayed required upgrades or repairs during the recent economic downturn, and there is a substantial backlog of projects to be addressed in the coming years. We believe our ample supply capacity and significant operating leverage will result in growth across our various end-markets.

        Continue to invest in attracting, retaining and developing world-class talent.    To be the "First Choice," we will maintain and expand our already-strong talent base. Our talent-focused strategy applies throughout our organization, from our most senior executive positions to the roles of each of our associates. We develop our employees through specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while spreading knowledge and expertise across our entire organization through frequently redeploying top talent between business units. We believe these opportunities are superior to those offered by much of our competition, and help us develop, attract and retain world-class talent. Furthermore, our focus and culture have led to investments in a range of broader associate benefits, such as our "Be Well" program, through which our CEO has challenged each employee to achieve a specified level of physical health (as measured by body mass index and other health targets), which we track and reward across the organization.

        Continue our focus on operational excellence and speed and precision of execution.    Our gross margins have increased from 28.0% in fiscal 2009 to 29.1% in fiscal 2013 and our Selling, general and administrative expenses as a percentage of sales declined from 23.0% to 20.4% during the same time period. We emphasize sourcing, pricing discipline and working capital management across all of our business units. As a result of our discipline and ability to successfully leverage our fixed cost infrastructure, our financial performance has improved through the recent downturn. Our gross margin improvement initiatives include:

  •
  continuing the consolidation of our suppliers to aggregate total product spend and increase sourcing from low cost countries;

  •
  optimizing our inbound freight costs, physical facilities and delivery fleet; and

  •
  growing sales of proprietary-brand products, which enhance customer loyalty and typically generate higher gross margins than leading third-party brands; approximately 7% of our fiscal 2013 sales were generated by proprietary-brand products.

        Other recent initiatives that allow us to capture cost savings as we grow include continued investment in technology, further optimization of our working capital and consolidation of our back office operations. Our continued focus on operational excellence enables us to drive the speed and precision necessary to be the "First Choice."

        Attract new customers and develop new market opportunities.    We believe the comprehensive nature of our operations across a project lifecycle facilitates extensive, shared market awareness among our business leaders. We believe this widespread market insight enhances our customer relationships as it allows us to partner with customers in understanding their specific needs and providing quality products and services. We intend to capitalize on our market awareness of new projects to maximize sales across all of our business units. Our four principal business units can provide the materials and tools necessary to construct buildings and infrastructure above and below the ground, while also supplying the components needed to keep the operations well maintained. We believe this is the "HD Supply Advantage," or our differentiated ability to "supply the products and services to build your city and keep it running."

        Supplement strong organic growth with "tuck-in" acquisitions in core and adjacent markets.    Our organic growth is complemented by select "tuck-in" acquisitions in core and adjacent markets to supplement our product set, geographic footprint and other capabilities. Through our own sales force as well as premier customer and supplier relationships, we are typically aware of relevant acquisition opportunities. Our business development team selectively pursues acquisitions that are culturally compatible and meet our growth and business model criteria. Additionally, as evidenced by our successful acquisition history, we have a strong track record as a disciplined acquiror who quickly and efficiently integrates acquired businesses into the HD Supply culture and operations. As a result of our highly efficient operations, industry-leading IT systems, strategically-aligned supplier relationships and broad distribution platform, there are opportunities to achieve substantial synergies in our acquisitions, and thereby reduce our effective (post-synergy) transaction multiples.

Our History

        In March 1997, Home Depot, the former parent of our operating subsidiaries, acquired Maintenance Warehouse / America Corp., a Texas corporation organized on January 26, 1985, and a leading direct marketer of MRO products to the hospitality and multifamily housing markets. Since 1997, our business has grown rapidly, primarily through the acquisition of more than 40 businesses.

        From fiscal 2000 to fiscal 2004, we extended our presence into new categories while growing existing businesses through 10 acquisitions. New businesses included plumbing and HVAC (through the acquisition of Apex Supply), flooring products and installation (Floors, Inc., Floorworks, Inc., Arvada Hardwood Floor Company) and specialty hardware, tools and materials for construction contractors (White Cap). Growth at existing businesses was driven organically and through "tuck-in" acquisitions, expanding our presence in the Maintenance, Repair & Operations market sector (N-E Thing Supply, Economy Maintenance Supply) and flooring and design services for professional homebuilders (Creative Touch Interiors).

        In fiscal 2005, we accelerated the pace of consolidation by acquiring 18 businesses, the largest of which was National Waterworks, a leading distributor of products used to build, repair and maintain water and wastewater transmission systems. In fiscal 2006, we transformed our business with the acquisition of Hughes Supply, which doubled our Net sales and further established our market leadership in a number of our largest business units, which we supplemented with 11 other strategic acquisitions.

        In 2007, investment funds associated with the Equity Sponsors formed HD Supply and purchased HDS and the Canadian subsidiary CND Holdings, Inc. from Home Depot. In connection with the 2007 Transactions, Home Depot obtained a 12.5% interest in the then outstanding common stock of HD Supply.

        Since 2007, we have focused on extending our presence in key growth sectors and exiting less attractive sectors. In February 2008, we sold our Lumber and Building Materials operations to ProBuild Holdings. In June 2009, we purchased substantially all of the assets of ORCO Construction Supply, the second largest construction materials distributor in the U.S., through White Cap. In February 2011, we sold all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada. In May 2011, we purchased all of the assets of RAMSCO, expanding Waterworks in upstate New York. In September 2011, we sold our Plumbing/HVAC operations to Hajoca Corporation. In March 2012, we sold our IPVF business to Shale-Inland Holdings LLC. In June 2012, we acquired Peachtree, which specializes in customizable business and property marketing supplies, to enhance Facilities Maintenance. In December 2012, we purchased substantially all of the assets of Water Products, expanding the geographic footprint of Waterworks.

        On April 11, 2013 we changed our name from HDS Investment Holding, Inc. to HD Supply Holdings, Inc.

        On July 2, 2013, we completed an IPO of 61,170,212 shares of our common stock at a price of $18.00 per share, for an aggregate offering price of $1,039 million, net of underwriters' discounts and commissions and offering expenses of approximately $16 million.

        In January 2014, we approved the disposal of Litemor, a specialty lighting distributor within our HD Supply Canada business. For additional information on the discontinued operations, see Note 3 of the Notes to Consolidated Financial Statements included in the 2013 Form 10-K. Our remaining HD Supply Canada business, Brafasco, an industrial MRO distributor specializing in fasteners, power tools, and safety products throughout Canada, will be integrated with HD Supply White Cap.

Customers and Suppliers

        We maintain a customer base of approximately 500,000 customers, many of which represent long-term relationships. Home Depot is our largest customer, accounting for approximately 3.1% of fiscal 2013 Net sales. We are subject to very low customer concentration with no customer, other than Home Depot, representing more than 1.5% of fiscal 2013 Net sales, reducing our exposure to any single customer.

        We have developed relationships with approximately 15,000 strategic suppliers, many of which are long-standing. These supplier relationships provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. We maintain multiple suppliers for a substantial number of our products, thereby limiting the risk of product shortage for customers.

Competition

        We operate in a highly fragmented industry and hold leading positions in multiple market sectors. Competition, including our competitors and specific competitive factors, varies for each market sector. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national competitors, including Fastenal, Grainger, MSC Industrial, Rexel, Watsco, WESCO and Wolseley plc (Ferguson division).

        We believe the principal competitive factors for our market sectors include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our competitive strengths and strategy allow us to compete effectively in our market sectors.

Seasonality

        In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Products

Maintenance, Repair & Operations:

        Facilities Maintenance:    Electrical and lighting items, plumbing, HVAC products, appliances, janitorial supplies, hardware, kitchen and bath cabinets, window coverings, textiles and guest amenities, healthcare maintenance and water and wastewater treatment products.

        Crown Bolt:    Fasteners, builders hardware, rope and chain, and plumbing accessories primarily consumed in home improvement, do-it-yourself projects and residential construction.

        Repair & Remodel:    Kitchen cabinets, windows, plumbing materials, masonry, electrical equipment, lumber, flooring and tools and tool rentals for small remodeling, home improvement and do-it-yourself residential projects.

Infrastructure & Power:

        Waterworks:    Water and wastewater transmission products including pipe (PVC, Ductile Iron, HDPE), fittings, valves, fire protection, metering systems, storm drain, hydrants, fusion machine rental, valve testing and repair.

        Power Solutions:    Pole line hardware, wire and cable, gear and controls, power equipment, fixtures and lighting, and meters.

Specialty Construction:

        White Cap:    Concrete accessories and chemicals, tools, engineered materials and fasteners, safety, erosion and waterproofing.

        CTI: Flooring, cabinets, countertops and window coverings, along with comprehensive design center services, for the interior finish of non-residential, residential and senior living projects.

Properties

        As of February 2, 2014, we had a network of approximately 650 locations, of which approximately 50 were owned and 600 were leased. We generally prefer to lease our locations, as it provides the flexibility to expand or relocate our sites as needed to serve evolving markets. Our leased locations comprise approximately 18 million square feet while our owned locations comprise approximately 1 million square feet. Our leases typically have an initial term that ranges from 3 to 5 years, and the leases usually provide for the option to renew. We currently lease approximately 55,000 and 145,000 square feet of office space in Atlanta, Georgia and Orlando, Florida, respectively, for our corporate headquarters. We believe our locations meet our current needs and that additional locations will be available as we expand in the future.

Intellectual property

        Our trademarks and those of our subsidiaries, certain of which are material to our business, are registered or otherwise legally protected in the United States, Canada and elsewhere. We, together with our subsidiaries, own approximately 150 trademarks registered worldwide. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. Other than the trademarks HD Supply (and design), USABluebook, Creative Touch Interiors and White Cap, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole. See "Risk Factors—Risks Relating to Our Business—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted."

Employees

        In domestic and international operations, we had approximately 15,500 employees as of February 2, 2014, consisting of approximately 9,500 hourly personnel and approximately 6,000 salaried employees.

        As of February 2, 2014, less than one percent of our hourly workforce was covered by collective bargaining agreements.

Regulation

        Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The DOT regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See "Risk Factors—Risks Relating to Our Business—Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations."

Environmental, Health and Safety Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport and distribution of materials that are, or could be classified as, toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations, or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

        HD Supply is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance. For all other matters, except as noted below, management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably. For material matters that are reasonably possible and reasonably estimable, including matters that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that we have accrued for, we have estimated the aggregate range of potential loss as $0 to $15 million. If a material loss is probable or reasonably possible, and in either case estimable, we have considered it in our analysis and it is included in the discussion set forth above.

        The Company has been informed that the Office of the United States Attorney for the Northern District of New York is conducting an investigation related to the activities of certain disadvantaged business enterprises. In May 2011, in connection with that investigation, the government executed a search of an entity from which Waterworks purchased assets shortly before the search was executed. On June 20, 2012, in connection with that same investigation, the government executed search warrants at two Waterworks branches. The Company is updated by the government on its investigation periodically and continues to cooperate with the investigation. While the Company cannot predict the outcome, it believes a potential loss on this matter is reasonably possible but due to the current state of the investigation it is not able to estimate a range of potential loss.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following tables set forth information as of April 21, 2014 with respect to the beneficial ownership of our common stock by:

  •
  each person known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of the named executive officers;

  •
  all directors and executive officers as a group; and

  •
  each selling stockholder.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is April 21, 2014. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        The percentage of beneficial ownership is based on 195,286,955 shares of our common stock outstanding as of April 21, 2014.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
			Shares Beneficially Owned After the Offering if Underwriters' Option is Not Exercised
						Number of Additional Shares to be Sold if Underwriters' Option is Exercised in Full
	Shares Beneficially Owned Prior to the Offering		Number of Shares to be Sold in the Offering
				Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned		Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name and address of beneficial owner	Number	Percentage
5% Stockholders
Bain Capital Integral Investors 2006, LLC(1)(9)	36,471,875	18.68%	8,702,252	27,769,623	14.22%	1,305,773	26,463,850	13.55%
Carlyle Partners V, L.P. and related funds(2)(9)	36,471,872	18.68%	8,702,251	27,769,621	14.22%	1,305,773	26,463,848	13.55%
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(3)(9)	36,461,875	18.67%	8,699,866	27,762,009	14.22%	1,305,415	26,456,593	13.55%
THD Holdings, LLC(9)(10)	16,250,000	8.32%	3,877,279	12,372,721	6.34%	581,786	11,790,935	6.04%
Wellington Management Co LLP(11)	14,503,832	7.43%	—	14,503,832	7.43%	—	14,503,832	7.43%
Directors and Named Executive Officers
John W. Alden(12)	9,432	*	—	9,432	*	—	9,432	*
Betsy S. Atkins(12)	3,096	*	—	3,096	*	—	3,096	*
James G. Berges(6)(12)	4,559	*	—	4,559	*	—	4,559	*
Brian A. Bernasek(7)(12)(13)	6,532	*	—	6,532	*	—	6,532	*
Paul B. Edgerley(5)(12)(13)	6,751	*	—	6,751	*	—	6,751	*
Gregory S. Ledford(7)(12)(13)	6,354	*	—	6,354	*	—	6,354	*
Patrick R. McNamee(12)	3,096	*	—	3,096	*	—	3,096	*
Charles W. Peffer(12)	6,559	*	—	6,559	*	—	6,559	*
Nathan K. Sleeper(6)(12)(13)	6,532	*	—	6,532	*	—	6,532	*
Stephen M. Zide(5)(12)(13)	6,751	*	—	6,751	*	—	6,751	*
Joseph J. DeAngelo(4)	1,987,996	1.02%	—	1,987,996	1.02%	—	1,987,996	1.02%
Evan J. Levitt(4)	78,395	*	—	78,395	*	—	78,395	*
Ronald J. Domanico(4)(8)	495,414	*	—	495,414	*	—	495,414	*
Anesa Chaibi(4)	658,136	*	—	658,136	*	—	658,136	*
John A. Stegeman(4)	408,082	*	10,000	398,082	*	—	398,082	*
Ricardo Nuñez(4)	284,957	*	—	284,957	*	—	284,957	*
Shares held by all directors and executive officers as a group (16 persons)	3,972,642	2.03%	10,000	3,962,642	2.03%	—	3,962,642	2.03%
Other Selling Stockholders
Rother House Finance Limited(9)	10,000	*	2,386	7,614	*	358	7,256	*
Squam Lake Investors VII, L.P.(9)	24,525	*	5,852	18,673	*	878	17,795	*
Waban Investors III, L.P.(9)	475	*	114	361	*	17	344	*

*
Less than 1%

(1)
Bain Capital Investors, LLC ("BCI") is the administrative member of Bain Capital Integral Investors 2006, LLC ("Integral"). The governance, investment strategy and decision-making process with respect to investments held by Integral is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul B. Edgerley, Stephen Pagliuca, Michel Plantevin, Dwight Poler, Jonathan Zhu and Stephen Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by Integral. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address of each of BCI and Integral is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(2)
Represents shares held by the following investment funds associated with Carlyle: Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., and CP V Coinvestment B, L.P., which are together referred to as the "Carlyle Funds." Carlyle Partners, V, L.P. holds 34,290,383 shares, Carlyle Partners V-A, L.P. holds 689,531 shares, CP V Coinvestment A, L.P. holds 1,320,767 shares, and CP V Coinvestment B, L.P. holds 171,191 shares. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of the Carlyle Funds. Voting and investment determinations with respect to the shares held by the Carlyle Funds are made by an investment committee of TC Group V, L.P. comprised of the following persons: Daniel D'Aniello, William Conway, David Rubenstein, Gregory Summe, Louis Gerstner, Allan Holt, Peter Clare and Thomas Mayrhofer. Each member of the investment committee of TC Group V, L.P. disclaims beneficial ownership of such shares. The address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave., N.W., Suite 220 South, Washington, DC 20004.

(3)
Represents shares held by the following group of investment funds associated with Clayton, Dubilier & Rice, LLC ("CD&R"): (i) 30,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 213,604 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; and (iii) 6,248,271 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. are made by an investment committee of limited partners of CD&R Associates VII, L.P., currently consisting of the following individuals: Michael G. Babiarz, Manvinder Singh Banga, James G. Berges, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Theresa A. Gore, Marco Herbst, George K. Jaquette, Sarah Kim, Manfred Kindle, John Krenicki, Jr., Gregory Lai, Edward M. Liddy, John Malfettone, David A. Novak, Paul S. Pressler, Roberto Quarta, Eric Rahe, Christian P. Rochat, Eric Rouzier, Richard J. Schnall, Stephen Shapiro, Nathan K. Sleeper, Christian Storch, Derek L. Strum, Sonja Terraneo, Robert C. Volpe, David H. Wasserman and Jonathan L. Zrebiec (collectively, the "Investment Committee"). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with CD&R. Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment) L.P. and CD&R Parallel Fund VII, L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. The address for each of Clayton Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII (Co-Investment), Ltd., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(4)
Includes, with respect to: (i) Joseph DeAngelo, 200,000 shares of common stock and 1,787,996 vested stock options (or vesting within 60 days of April 21, 2014); (ii) Evan J. Levitt, 500 shares of common stock and 77,895 vested stock options (or vesting within 60 days of April 21, 2014), (iii) Ronald J. Domanico, 25,000 shares of common stock and 470,414 vested stock options (or vesting within 60 days of March 31, 2014); (iv) Anesa Chaibi, 10,000 shares of common stock and 648,136 vested stock options (or vesting within 60 days of April 21, 2014); (v) John A. Stegeman, 37,000 shares of common stock and 371,082 vested stock options (or vesting within 60 days of April 21, 2014) and (vi) Ricardo Nuñez, 10,000 shares of common stock and 274,957 vested stock options (or vesting within 60 days of April 21, 2014). On or about December 27, 2012, the 200,000 shares of common stock attributed to Mr. DeAngelo in (i) above were transferred by Mr. DeAngelo to a Trust, with respect to which Mr. DeAngelo's wife serves as Trustee. Mr. DeAngelo disclaims any beneficial ownership of such shares held by the Trust. The address of each of the persons named in this footnote is c/o HD Supply Holdings, Inc., 3100 Cumberland Boulevard, Atlanta, Georgia 30339.

(5)
Does not include shares of common stock held by Integral. Each of Messrs. Edgerley and Zide is a Managing Director and serves on the investment committee of BCI and as a result, and by virtue of the relationships described in footnote (1) above, may be deemed to share beneficial ownership of the shares held by Integral. Each of Messrs. Edgerley and Zide disclaims beneficial ownership of such shares. The address of each of Messrs. Edgerley and Zide is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(6)
Does not include 36,461,875 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC. Messrs. Berges and Sleeper are directors of HD Supply and executives of Clayton, Dubilier & Rice, LLC. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC.

(7)
Does not include 36,471,872 shares of common stock held by investment funds associated with or designated by Carlyle. Messrs. Bernasek and Ledford are directors of HD Supply and executives of Carlyle. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(8)
Mr. Domanico resigned as Chief Financial Officer on December 11, 2013. He was employed by HD Supply through April 17, 2014.

(9)
Excludes shares of common stock owned by other parties to the Stockholders Agreement of which they may be deemed to share beneficial ownership. Each person disclaims beneficial ownership of such shares.

(10)
THD Holdings, LLC, is a wholly-owned subsidiary of Home Depot. Home Depot shares voting and investment power with regard to the shares held by THD Holdings, LLC. The address of THD Holdings, LLC and Home Depot is 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339.

(11)
Wellington Management Company, LLP, in its capacity as investment adviser, beneficially owns 14,503,832 shares which are held of record by clients of Wellington Management. Wellington Management has shared voting power with regard to 9,913,500 shares and has shared dispositive power of 14,503,832 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(12)
Includes, with respect to (i) Mr. Alden, 432 restricted stock units (ii) each of Ms. Atkins and Mr. McNamee, 3,096 restricted stock units, and (iii) each of Messrs. Berges, Bernasek, Edgerley, Ledford, Peffer, Sleeper and Zide, 4,559 restricted stock units. Each restricted stock units which represent the contingent right to receive one share of the Company's common stock, par value $0.01 per share. The units will vest on May 15, 2014 and will be settled in shares of Company common stock at the time of vesting for Ms. Atkins and Messrs. Alden, Berges, Ledford, McNamee and Peffer. Settlement of the units for Messrs. Bernasek, Edgerley, Sleeper and Zide is delayed, pursuant to the director's election, until termination of the director's board service. Messrs. Berges and Sleeper are employees of our Equity Sponsor, CD&R, and have assigned their compensation for board service to CD&R. The address of Ms. Atkins and Messrs. Alden, Berges, Bernasek, Ledford, McNamee, Peffer and Sleeper is c/o HD Supply Holdings, Inc., 3100 Cumberland Boulevard Atlanta, Georgia 30339.

(13)
Includes, with respect to (i) each of Messrs. Bernasek and Sleeper, 1,973 deferred stock units, (ii) each of Messrs. Edgerley and Zide, 2,192 deferred stock units, and (iii) Mr. Ledford, 1,795 deferred stock units. Each deferred stock units represents the right to receive one share of the Company's common stock, par value $0.01 per share. The deferred stock units are fully vested and will be settled upon termination of the director's board service. Messrs. Berges and Sleeper are employees of our Equity Sponsor, CD&R, and have assigned their compensation for board service to CD&R.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of February 2, 2014, we had 192,375,841 shares of our common stock outstanding not including 15,009,672 shares of our common stock issuable upon exercise of outstanding stock options.

        The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

        Holders of common stock are entitled:

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  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

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  to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        Any dividends declared on the common stock will not be cumulative. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Senior Credit Facilities and the indentures governing our outstanding notes. See "Dividend Policy."

        The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        As of February 2, 2014, we had 192,375,841 shares of common stock outstanding and 70 holders of record of our common stock.

Preferred Stock

        Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders, except as described below, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and the qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. As of April 21, 2014, no shares of our authorized preferred stock are outstanding. Because the Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

        The provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. The description of these provisions assumes that the Equity Sponsors do not collectively own more than 50% of the outstanding shares of our common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

        Classified Board of Directors.    In accordance with the terms of our amended and restated certificate of incorporation and amended and restated by-laws, our Board of Directors is divided into three classes, as nearly equal in number as possible, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation also provides that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

        Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by or at the direction of our board of directors pursuant to a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

        Removal of Directors.    Our amended and restated certificate of incorporation and amended and restated by-laws provide that directors may only be removed from office only for cause and only upon the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast.

        Stockholder Advance Notice Procedure.    Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate Secretary at our principal executive offices not fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our Secretary (x) not earlier than 120 days prior to the meeting or (y) no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of the such meeting is first made by us.

        Amendments to Certificate of Incorporation and By-laws.    The DGCL generally provides that the affirmative vote of a majority of the outstanding stock entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws require a greater percentage. Our amended and restated certificate of incorporation provides that specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing the liability and indemnification of directors, corporate opportunities, the elimination of stockholder action by written consent and the prohibition on the rights of stockholders to call a special meeting.

        In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of at least 75%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

        These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

        Section 203 of the DGCL.    In our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

        Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

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  any breach of the director's duty of loyalty;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  under Section 174 of the DGCL (unlawful dividends); or

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  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

        Our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our Board. Our amended and restated by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

        We have entered into an indemnification agreement with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

        Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to any of the Equity Sponsors, Home Depot or any of their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the Equity Sponsors, Home Depot nor their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of HD Supply, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of HD Supply. Stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL, the amended and restated certificate of incorporation and the amended and restated by-laws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Market Listing

        Our common stock is listed on the NASDAQ under the symbol "HDS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

        Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

        As of February 2, 2014, 192,375,841 shares of our common stock are outstanding. Of these shares, all of the shares sold in our IPO and in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Approximately 101,205,629 shares of our common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-up Agreements

        We, the Equity Sponsors, our directors and executive officers have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of the representatives of the underwriters for a period of 90 days, subject to certain exceptions and possible extension under certain circumstances, after the date of this prospectus. These agreements are described below under "Underwriting."

Rule 144

        In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations, provided that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.

        In addition, under Rule 144, a person may sell shares of our common stock immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

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  the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

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  the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

        Subject to the lock up agreements described above, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares of our common stock then outstanding, which will equal approximately 1,923,758 shares immediately after this offering; and

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  the average weekly trading volume in our common stock on the NASDAQ during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements.

Rule 701

        Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

10b5-1 Plans

        Some of our directors and employees, including some of our executive officers, have entered into or intend to enter into trading plans pursuant to Rule 10b5-1 under the Exchange Act regarding sales of shares of our common stock. These plans permit the automatic trading of our common stock by an independent person (such as a stockbroker) who is not aware of material, nonpublic information at the time of the trade.

Registration Rights

        Pursuant to the Registration Rights Agreement, we have granted the Equity Sponsors the right to cause us, subject to certain conditions, at our own expense, to file registration statements under the Securities Act covering resales of our common stock held by them. Following the completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares, the shares covered by registration rights would represent approximately 50% of our outstanding common stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

Equity Incentive Plans

        We have filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. This registration statement became effective immediately upon filing, and shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see the section titled "Executive Compensation—Changes to the Compensation Programs in Connection with the IPO."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

        The Senior Term Facility consists of a senior secured Term Loan Facility (the "Term Loan Facility," the term loans thereunder, the "Term Loans") providing for Term Loans in an aggregate principal amount of $1,000.0 million. On April 12, 2012, proceeds of the Term Loans, together with proceeds from the Senior ABL Facility (the "Senior ABL Facility" and, together with the Term Loan Facility, the "Senior Credit Facilities,") were used to (i) repay all amounts outstanding under the 2007 Senior Secured Credit Facility, (ii) repay all amounts outstanding under the 2007 ABL Credit Facility (iii) repurchase all remaining outstanding 12.0% Senior Notes and (iv) pay related fees and expenses. The Term Loan Facility also permits HDS to add one or more incremental term loan facilities to be included in the Term Loan Facility, to increase the existing loans by requesting supplemental term loan commitments, or to add one or more revolving credit facility commitments or letter of credit facility commitments to be included in the Term Loan Facility. As of February 2, 2014, the outstanding principal balance of the Term Loans was $966 million, net of unamortized discount of $19 million.

        The Senior ABL Facility provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the Senior ABL Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments. As of February 2, 2014, the outstanding principal drawn on the Senior ABL Facility was $360 million. A portion of the Senior ABL Facility is available for letters of credit and swingline loans. The Senior ABL Facility also permits HDS to add one or more incremental term loan facilities to be included in the Senior ABL Facility or one or more revolving credit facility commitments to be included in the Senior ABL Facility.

        On June 28, 2013, HDS entered into Amendment No. 1 (the "ABL Amendment") to the Senior ABL Facility. The ABL Amendment (i) reduced the applicable margin for borrowings under the Senior ABL Facility by 0.25%; (ii) reduced the commitment fee applicable thereunder; (iii) extended the maturity date of the Senior ABL Facility until June 28, 2018 (or, if earlier, the maturity date under HDS's cash flow facility); (iv) made certain changes to the borrowing base and (v) reduced the sublimit available for letters of credit under the Senior ABL Facility from $400.0 million to $250.0 million.

        On February 6, 2014, HDS entered into Amendment No. 2 (the "Second Amendment") to the Term Loan Facility. The Second Amendment (i) reduced the applicable margin for borrowings under the Term Loan Facility from 3.25% for LIBOR borrowings and 2.25% for base rate borrowings to 3.00% for LIBOR borrowings and 2.00% for base rate borrowings; and (ii) reduced the LIBOR floor to 1.00%. The Second Amendment also added a new soft call provision applicable to optional prepayment of term loans. The soft call requires a premium equal to 1.00% of the aggregate principal amount of term loans being prepaid if, on or prior to August 6, 2014, we enter into certain repricing transactions. In addition, the amendment provided that we may withhold up to $150 million from repayments otherwise required to be made with the proceeds of asset sales and use such proceeds to repay any debt, including debt that is junior to the term loans. The Second Amendment also extended the maturity of the term loans by approximately nine months, to June 28, 2018. Pursuant to the credit agreement governing our Senior ABL Facility, the maturity date of the ABL Facility is the earlier of June 28, 2018 and the maturity date of the Term Loan Facility. The Second Amendment therefore effectively extended the maturity date of the Senior ABL Facility to June 28, 2018.

Maturity; Prepayment

        The Term Loan Facility will mature on June 28, 2018 (the "Term Loan Maturity Date"). The Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan Facility with the balance payable on the Term Loan Maturity Date. The Senior ABL Facility will mature on June 28, 2018.

        On or prior to August 6, 2014, any optional prepayment of Term Loans in connection with certain repricing transactions are subject to a prepayment premium equal to 1% of the aggregate principal amount of Term Loans being prepaid. After August 6, 2014, the Term Loans may be prepaid without premium or penalty. Subject to certain exceptions, the Term Loan Facility will be subject to mandatory prepayment in an amount equal to 100% of the net proceeds of certain asset sales and certain insurance recovery events; and 50% of annual excess cash flow for any fiscal year, such percentage to decrease to 0% depending on the attainment of certain leverage ratio targets.

        The Senior ABL Facility may be prepaid at our option at any time without premium or penalty and will be subject to mandatory prepayment if the outstanding Senior ABL Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders' commitments under the Senior ABL Facility.

Guarantee; Security

        HDS is the borrower under the Term Loan Facility. HDS and certain of its subsidiaries, including HD Supply Canada, Inc., a Canadian subsidiary (the "Canadian Borrower"), are the borrowers under the Senior ABL Facility. Each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the "Subsidiary Guarantors") guarantee our payment obligations under the Senior Credit Facilities (and each direct and indirect wholly-owned Canadian subsidiary, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the "Canadian Guarantors") guarantee the Canadian Borrower's payment obligations under the Senior ABL Facility).

        The obligations under the Senior Credit Facilities and the guarantees thereof are secured in favor of the administrative agent and collateral agent or U.S. ABL collateral agent, as applicable, by (i) all of the capital stock of HDS, all capital stock of all domestic subsidiaries owned by HDS and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by HDS or any Subsidiary Guarantor (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HDS and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes. The Canadian obligations under the Senior ABL Facility are also secured by liens on substantially all assets of the Canadian Borrower and the Canadian Guarantors, subject to certain exceptions.

Interest; Fees

        After giving effect to the Second Amendment, the interest rates applicable to the loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at our option, (i) an adjusted London inter-bank offered rate (adjusted for statutory reserve requirements), plus a borrowing margin of 3.00%, or (ii) an alternate base rate, plus a borrowing margin of 2.00%.

        The interest rates applicable to the loans under the Senior ABL Facility are subject to a pricing grid based on average daily excess availability for the previous fiscal quarter.

        Customary fees were payable in respect of the Senior Credit Facilities.

Covenants

        The Term Loan Facility contains a number of negative covenants that, among other things, limit or restrict the ability of HDS and its material restricted subsidiaries to incur other indebtedness (including guarantees of other indebtedness); incur certain liens; pay dividends or make other restricted payments, including investments; prepay or amend the terms of other indebtedness; enter into certain types of transactions with affiliates; sell certain assets; sell or otherwise dispose of all or substantially all of its assets; enter into agreements restricting dividends or other distributions by subsidiaries to HDS or a Subsidiary Guarantor or, in the case of HDS, consolidate or merge.

        The Senior ABL Facility contains a number of negative covenants that, among other things, limit or restrict our ability and, in certain cases, our subsidiaries to carry out acquisitions, mergers, consolidations, to pay dividends, and to prepay certain indebtedness (including the Notes), in each case to the extent any such transaction would reduce availability under the Senior ABL Facility below a specified amount.

        The Senior Credit Facilities also contain certain affirmative covenants, including financial and other reporting requirements.

Events of Default

        The Senior Credit Facilities provide for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests and material judgments.

First Priority Notes and Second Priority Notes

        In connection with the Refinancing Transactions, on April 12, 2012 HDS issued $950 million aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due April 15, 2019 (the "April 2012 First Priority Notes") at par. On August 2, 2012, HDS issued an additional $300 million aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due 2019 (together with the April 2012 First Priority Notes, the "First Priority Notes"). As of February 2, 2014, the outstanding principal balance of the First Priority Notes was $1,268 million, including unamortized premium of $18 million.

        In connection with the Refinancing Transactions, on April 12, 2012 HDS issued $675 million aggregate principal amount of 11% Senior Secured Second Priority Notes due April 15, 2020 (the "Second Priority Notes" and, together with the First Priority Notes, the "HDS Secured Notes") at par. As of February 2, 2014, the outstanding principal balance of the Second Priority Notes was $675 million.

Guarantees; Security

        The HDS Secured Notes are guaranteed by each of our existing and future wholly-owned domestic subsidiaries (subject to certain exceptions) and by each of our other domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HDS under certain credit facilities or capital markets securities (the "Subsidiary Guarantors").

        The HDS Secured Notes and the guarantees thereof are secured in favor of the collateral agent, by (i) all capital stock of all domestic subsidiaries owned by HDS and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by HDS or any Subsidiary Guarantors (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HDS and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the HDS Secured Notes and the Senior Credit Facilities.

Redemption; Offer to Repurchase

        Prior to April 15, 2015, HDS may redeem some or all of the First Priority Notes by paying the applicable make-whole premium. At any time on or after April 15, 2015, HDS may redeem some or all of the First Priority Notes at redemption prices specified in the indenture governing the First Priority Notes. Prior to April 15, 2016, HDS may redeem some or all of the Second Priority Notes by paying the applicable make-whole premium. At any time on or after April 15, 2016, HDS may redeem some or all of the Second Priority Notes at redemption prices specified in the indenture governing the Second Priority Notes. In addition, in the event of an equity offering prior to April 15, 2015, HDS may redeem up to 35% of the principal amount of the First Priority Notes and the Second Priority Notes at a redemption price equal to 100% plus the amount of the respective coupon, using the net cash proceeds raised in the equity offering.

        In the event of certain events that constitute a Change of Control (as defined in the applicable indenture), HDS must offer to repurchase all of the First Priority Notes and the Second Priority Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HDS or any of its restricted subsidiaries sells assets under certain circumstances, HDS must use the proceeds to make an offer to purchase the First Priority Notes and the Second Priority Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

        The indentures governing the HDS Secured Notes contain restrictive covenants that, among other things, limit the ability of HDS and its restricted subsidiaries to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of HDS's restricted subsidiaries to pay dividends to HDS or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with HDS's affiliates. Most of these covenants will cease to apply for so long as the applicable HDS Secured Notes have investment grade ratings from both Moody's Investment Services, Inc. and Standard & Poor's.

Intercreditor Agreements

        On April 12, 2012, the Senior ABL Facility collateral agent, the Senior Term Facility collateral agent, the First Priority Notes collateral agent and the Second Priority Notes collateral agent entered into an intercreditor agreement as to the relative priorities of their respective security interests in the collateral securing such indebtedness and certain other matters relating to the administration of security interests. In addition, the Senior Term Facility collateral agent, the First Priority Notes collateral agent and the Second Priority Notes collateral agent entered into a separate intercreditor agreement as to the relative priorities of their respective security interests in the collateral securing such indebtedness and certain other matters relating to the administration of security interests.

Unsecured Notes

        On October 15, 2012, HDS issued $1 billion aggregate principal amount of 11.50% Senior Notes due July 15, 2020 (the "October 2012 Senior Notes") at par. As of February 2, 2014, the outstanding principal balance of the October 2012 Senior Notes was $1 billion. On February 1, 2013, HDS issued $1,275 million aggregate principal amount of 7.50% Senior Notes due July 15, 2020 (the "February 2013 Senior Unsecured Notes" and, together with the October 2012 Senior Notes, the "Unsecured Notes") at par. As of February 2, 2014, the outstanding principal balance of the February 2013 Senior Unsecured Notes was $1,275 million.

Guarantees

        The Unsecured Notes are guaranteed, on a senior unsecured basis, by each of our wholly-owned existing and future domestic subsidiaries (subject to certain exceptions) and by each of our other domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HDS under certain credit facilities or capital markets securities.

Redemption; Offer to Repurchase

        Prior to October 15, 2016, HDS may redeem some or all of the Unsecured Notes by paying the applicable make-whole premium. At any time on or after October 15, 2016, HDS may redeem some or all of the Unsecured Notes at redemption prices specified in the indenture governing the applicable Unsecured Notes. In addition, in the event of an equity offering prior to October 15, 2015, HDS may redeem up to 35% of the principal amount of each of the October 2012 Senior Notes and the February 2013 Senior Unsecured Notes at a redemption price equal to 100% plus the amount of the respective coupon, using the net cash proceeds raised in the equity offering.

        In the event of certain events that constitute a Change of Control (as defined in the applicable indenture), HDS must offer to repurchase all of the October 2012 Senior Notes and the February 2013 Senior Unsecured Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HDS or any of its restricted subsidiaries sells assets under certain circumstances, HDS must use the proceeds to make an offer to purchase the October 2012 Senior Notes and the February 2013 Senior Unsecured Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

        The indentures governing the Unsecured Notes contain covenants that, among other things, limit the ability of HDS and its restricted subsidiaries, as described in the applicable indenture, to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of HDS's restricted subsidiaries to pay dividends to HDS or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with HDS's affiliates. Most of these covenants will cease to apply for so long as the October 2012 Senior Notes or the February 2013 Senior Unsecured Notes, as applicable, have investment grade ratings from both Moody's Investment Services, Inc. and Standard & Poor's.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a "capital asset" within the meaning of Section 1221 of the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is neither a citizen nor a resident of the United States;

  •
  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

  •
  a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

        PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under "Sale, Exchange or Other Disposition of Common Stock"). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

Sale, Exchange or Other Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

  (ii)
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable treaty); or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are, and we do not presently anticipate that we will become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

FATCA Withholding

        Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance ("FATCA"), a withholding tax of 30% will be imposed in certain circumstances on payments of (a) dividends on our common stock on or after July 1, 2014, and (b) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. In the case of payments made to a "foreign financial institution" (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. government (a "FATCA Agreement") or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA"), in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its "substantial" U.S. owners. If our common stock is held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not a person required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder.

        The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

        Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

        Merrill Lynch, Pierce Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,480,500
Barclays Capital Inc.	5,480,500
Credit Suisse Securities (USA) LLC	5,480,500
J.P. Morgan Securities LLC	5,480,500
Citigroup Global Markets Inc.	1,060,200
Deutsche Bank Securities Inc.	1,060,200
Goldman, Sachs & Co.	1,060,200
Morgan Stanley & Co. LLC	1,060,200
UBS Securities LLC	1,060,200
Wells Fargo Securities, LLC	1,060,200
Robert W. Baird & Co. Incorporated	353,400
William Blair & Company, L.L.C.	353,400
Raymond James & Associates, Inc.	353,400
BB&T Capital Markets, a division of BB&T Securities, LLC	239,700
SunTrust Robinson Humphrey, Inc.	239,700
Drexel Hamilton, LLC	88,600
Guzman & Company	88,600

Total	30,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.50 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$26.00	$780,000,000	$897,000,000
Underwriting discount	$0.91	$27,300,000	$31,395,000
Proceeds, before expenses, to the selling stockholders	$25.09	$752,700,000	$865,605,000

        The fees and expenses of the offering, not including the underwriting discount, are estimated at $1.4 million and are payable by us.

        We have agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with any required review by the Financial Industry Regulatory Authority, Inc. ("FINRA") in connection with this offering in an amount not to exceed $50,000.

Option to Purchase Additional Shares

        The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 4,500,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We and the selling stockholders, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

        Our shares are listed on the Nasdaq Global Select Market under the symbol "HDS."

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

        In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Pursuant to an engagement agreement, we retained Solebury Capital LLC, ("Solebury"), a FINRA member, to provide certain financial consulting services in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $500,000. We also agreed to reimburse Solebury for reasonable and documented travel and other out-of-pocket expenses up to a maximum of $25,000 and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our common stock in this offering or otherwise participate in any such undertaking.

        The underwriters have agreed to reimburse us for certain expenses in connection with the offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Various legal matters relating to this offering will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to Amendment No. 2 to the Annual Report on Form 10-K for the year ended February 2, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus and the documents incorporated by reference into this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated by reference into this prospectus, reference is made to the exhibits for a more complete description of the matter involved.

        We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC. The registration statement, reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC. We also maintain a website at http://www.hdsupply.com. Our website, and the information contained on or accessible through our website, is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended February 2, 2014, filed with the SEC on March 25, 2014, Amendment No. 1 on Form 10-K/A to that Annual Report, filed with the SEC on March 26, 2014 and Amendment No. 2 on Form 10-K/A to that Annual Report, filed with the SEC on April 30, 2014 (SEC File No. 001-35979);

  •
  our Current Reports on Form 8-K filed with the SEC on February 6, 2014, April 3, 2014 and April 8, 2014 (SEC File No. 001-35979); and

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2014 and Amendment No. 1 thereto filed with the SEC on April 25, 2014 (SEC File No. 001-35979).

        Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

        Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to HD Supply Holdings, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339, Attention: Investor Relations, Telephone: (770) 852-9000, on the investor relations page of our website at http://ir.hdsupply.com or from the SEC through the SEC's Internet website at the address provided under "Where You Can Find More Information". All other information contained on our website is not a part of this prospectus. Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

HD Supply Holdings, Inc.

30,000,000 Shares

Common Stock

PROSPECTUS

May 1, 2014

BofA Merrill Lynch	Barclays	Credit Suisse	J.P. Morgan

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Baird	William Blair	Raymond James

BB&T Capital Markets	SunTrust Robinson Humphrey
Drexel Hamilton	Guzman & Company